STOCK PURCHASE AGREEMENT
                      (Industrial Indemnity Holdings, Inc.)


                                  By and Among

                             Talegen Holdings, Inc.,

                            Fremont Indemnity Company

                                       and

                           Fremont General Corporation




                            Dated as of May 16, 1997

                                TABLE OF CONTENTS


                                    ARTICLE I
                                   DEFINITIONS

      Section 1.1  Definitions                                                 2

                                   ARTICLE II
                               PURCHASE OF SHARES

      Section 2.1  Purchase of Shares                                          7
      Section 2.2  Purchase Price Adjustment - Delay in Closing                7
      Section 2.3  Purchase Price Adjustment - Closing Balance Sheet           8

                                   ARTICLE III
                                   THE CLOSING

      Section 3.1  Closing                                                    10
      Section 3.2  Closing Deliveries; Payment of Purchase Price              10

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF SELLER

      Section 4.1   Organization and Related Matters                          12
      Section 4.2   Subsidiaries                                              12
      Section 4.3   Authority; No Violation                                   13
      Section 4.4   Consents and Approvals                                    13
      Section 4.5   Stock Ownership                                           14
      Section 4.6   Financial Statements                                      14
      Section 4.7   No Other Broker                                           14
      Section 4.8   Legal Proceedings                                         14
      Section 4.9   Undisclosed Liabilities                                   15
      Section 4.10  Compliance with Applicable Law; Insurance Operations      15
      Section 4.11  Absence of Certain Changes                                15
      Section 4.12  Technology and Intellectual Property                      17
      Section 4.13  Employee Benefit Plans; ERISA                             18
      Section 4.14  Taxes                                                     19
      Section 4.15  Contracts                                                 20
      Section 4.16  No Material Adverse Change                                21
      Section 4.17  Portfolio Investments                                     21
      Section 4.18  Reserves                                                  21
      Section 4.19  Title to Assets, etc.                                     21
      Section 4.20  Transactions with Certain Persons                         22
      Section 4.21  Reinsurance and Retrocessions                             23
      Section 4.22  Environmental Laws                                        23

      Section 4.23  Insurance Coverage                                        23
      Section 4.24  Insurance Regulatory Matters                              23
      Section 4.25  Powers of Attorney                                        24
      Section 4.26  KPMG Report                                               24

                                    ARTICLE V
           REPRESENTATIONS AND WARRANTIES OF BUYER AND FREMONT GENERAL

      Section 5.1  Organization and Related Matters                           24
      Section 5.2  Authority; No Violation                                    24
      Section 5.3  Consents and Approvals                                     25
      Section 5.4  Legal Proceedings                                          25
      Section 5.5  Investment Intent of Buyer                                 26
      Section 5.6  Investment Company                                         26
      Section 5.7  No Other Broker                                            26
      Section 5.8  Financing                                                  26

                                   ARTICLE VI
                                    COVENANTS

      Section 6.1   Conduct of Business                                       26
      Section 6.2   Confidentiality and Announcements                         26
      Section 6.3   Expenses                                                  27
      Section 6.4   Access; Certain Communications                            27
      Section 6.5   Regulatory Matters; Third Party Consents                  27
      Section 6.6   Further Assurances                                        29
      Section 6.7   Notification of Certain Matters                           29
      Section 6.8   Maintenance of Records                                    29
      Section 6.9   Employees and Employee Plans                              30
      Section 6.10  Pre-Closing Dividends                                     31
      Section 6.11  FIRPTA Certificate                                        31
      Section 6.12  Exclusivity                                               32
      Section 6.13  Tax Sharing Agreement Releases                            32
      Section 6.14  Non-Solicitation and Non-Competition                      32
      Section 6.15  Investment Policies and Guidelines                        34
      Section 6.16  Intercompany Note                                         34
      Section 6.17  Litigation                                                34
      Section 6.18  Capital Contribution                                      34

                                   ARTICLE VII
                              CONDITIONS TO CLOSING

      Section 7.1   Conditions to Buyer's Obligations                         34
      Section 7.2   Conditions to Seller's Obligations                        36
      Section 7.3   Mutual Conditions                                         36

                                  ARTICLE VIII
                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                 COVENANTS AND AGREEMENTS; INDEMNIFICATION

      Section 8.1   Survival                                                  37
      Section 8.2   Obligation of Seller to Indemnify, Reimburse, etc.        38
      Section 8.3   Obligation of Buyer to Indemnify, Reimburse, etc.         38
      Section 8.4   Notice and Opportunity to Defend Against
                    Third Party Claims                                        38
      Section 8.5   Net Indemnity                                             39
      Section 8.6   Tax Indemnification                                       39
      Section 8.7   Limits on Indemnification                                 39

                                   ARTICLE IX
                                   TERMINATION

      Section 9.1   Termination                                               40
      Section 9.2   Obligations upon Termination                              40

                                    ARTICLE X
                                  MISCELLANEOUS

      Section 10.1  Amendments; Extension; Waiver                             40
      Section 10.2  Entire Agreement                                          40
      Section 10.3  Interpretation                                            41
      Section 10.4  Severability                                              41
      Section 10.5  Notices                                                   41
      Section 10.6  Binding Effect; Persons Benefiting; No Assignment         43
      Section 10.7  Counterparts                                              43
      Section 10.8  No Prejudice                                              43
      Section 10.9  Governing Law                                             43
      Section 10.10  Service; Jurisdiction                                    43
      Section 10.11  Specific Performance                                     43

                                    EXHIBITS


Exhibit A   Guarantee Agreement
Exhibit B   Ridge Re Amendment
Exhibit C   Release of Tax Sharing Agreements
Exhibit D   Form of Opinion of General Counsel of Seller
Exhibit E   Form of Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
Exhibit F   Form of Opinion of Wilson, Sonsini, Goodrich & Rosati


                                    SCHEDULES

Schedule 1.1(a)   Active Company Employees
Schedule 1.1(b)   Former Employees Receiving Long-Term Disability Benefits
Schedule 1.1(c) Former Employees Eligible for Medical and/or Life Insurance Benefits
Schedule 2.3(a)   Purchase Price Adjustment - Balance Sheet
Schedule 4.2            Subsidiaries
Schedule 4.4            Consents and Approvals
Schedule 4.8            Legal Proceedings
Schedule 4.9            Undisclosed Liabilities
Schedule 4.10           Compliance with Applicable Law; Insurance Operations
Schedule 4.11           Absence of Certain Changes
Schedule 4.12           Technology and Intellectual Property
Schedule 4.13           Employee Benefit Plans; ERISA
Schedule 4.14           Taxes
Schedule 4.15           Contracts
Schedule 4.16           No Material Adverse Change
Schedule 4.19           Title to Assets, etc.
Schedule 4.20           Transactions with Certain Persons
Schedule 4.21           Reinsurance and Retrocessions
Schedule 4.22           Environmental Laws
Schedule 4.25           Powers of Attorney
Schedule 5.3            Consents and Approvals
Schedule 6.15           Investment Policies and Guidelines

                            STOCK PURCHASE AGREEMENT


            STOCK PURCHASE AGREEMENT, dated as of May 16, 1997, by and among Talegen Holdings, Inc., a Delaware corporation ("Seller"), Fremont Indemnity Company, a California corporation ("Buyer"), and Fremont General Corporation, a Nevada corporation ("Fremont General").

                                    RECITALS

            WHEREAS, Seller is the owner of 1,000 shares, par value $1.00 per share (the "Shares"), of common stock of Industrial Indemnity Holdings, Inc., a Delaware corporation (the "Company"), which Shares constitute all of the issued and outstanding shares of the Company's capital stock;

            WHEREAS, certain of the Company's wholly-owned subsidiaries, Industrial Indemnity Company, a California stock insurance company, Industrial Insurance Company, a California stock insurance company, Industrial Indemnity
Company of Alaska, an Alaska stock insurance company, Industrial Indemnity Company of Idaho, an Idaho stock insurance company, Industrial Indemnity Company of the Northwest, a Washington stock insurance company and Employers First Insurance Company, a California stock insurance company (collectively the "Insurance Subsidiaries"), are engaged in the workers compensation insurance business;

            WHEREAS, Buyer, which is a wholly-owned subsidiary of Fremont General, desires to purchase the Shares from Seller upon the terms and subject to the conditions set forth herein; and

            WHEREAS, Seller desires to sell the Shares to Buyer upon the terms and subject to the conditions set forth herein; and

            WHEREAS, Buyer and Seller have entered into the Tax Agreement simultaneously with the execution of this Agreement; and

            WHEREAS, Xerox Financial Services, Inc., a Delaware corporation ("Parent"), has agreed to enter into a guarantee of certain obligations of Seller pursuant to this Agreement in the form attached as Exhibit A (the "Guarantee").

            NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.1 Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

            "Acquisition Audit" has the meaning set forth in Section 2.3(b).

            "Action" means any legal, administrative, arbitration or other proceeding, claim, action or governmental or regulatory investigation of any nature.

            "Adjusted Shareholder's Equity" has the meaning set forth in
Section 2.3(b).

            "Affiliate" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person. The term "control," for the purposes of this definition, means the power to direct or cause the direction of the management or policies of the controlled Person.

            "Agreement" means this Stock Purchase Agreement between Buyer and Seller, as such may hereafter be amended from time to time.

            "Applicable Law" means any domestic or foreign federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment or decree applicable to Seller, the Company, Buyer or any of their respective Subsidiaries, properties, assets, officers, directors, employees or agents.

            "Asserted Liability" has the meaning set forth in Section 8.4.

            "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in Seattle, Washington are required to be closed for regular banking business.

            "Buyer" has the meaning set forth in the first paragraph of this Agreement.

            "Camfex Note" shall mean that certain "Note Due December 1, 2009" dated December 21, 1984 in the principal amount of $6,317,113 from Camfex Associates Limited Partnership to Industrial Indemnity Company.

            "Claims Notice" has the meaning set forth in Section 8.4.

            "Closing" has the meaning set forth in Section 3.1.

            "Closing Balance Sheet" has the meaning set forth in Section
2.3(a).

            "Closing Balance Sheet Procedures" has the meaning set forth in
Section 2.3(a).

            "Closing Date" means the date of the Closing.

            "Code" shall have the meaning ascribed in the Tax Agreement.

            "Company" has the meaning set forth in the Recitals of this Agreement.

            "Company Employees" means those current or former employees of the Company and its Subsidiaries who, on the Closing Date, are:

            (1) actively employed by the Company or its Subsidiaries, including those who are absent from employment due to illness, injury, military service or other authorized absence (including those who are "disabled" within the meaning of either the short-term or the long-term disability plan currently applicable to the Company and its Subsidiaries (collectively, the "Disability Plans")) (all such persons as of the date hereof being identified on Schedule 1.1(a));

            (2) former employees who, on the Closing Date, are receiving long-term disability benefits under the Disability Plans (all such persons as of the date hereof being identified on Schedule 1.1(b)) ; and

            (3) former employees who have previously satisfied the requirements for retiree medical and/or life insurance coverage under the Industrial Indemnity Company Medical and Life Plan for Retirees and Disabled Employees (all such persons as of the date hereof being identified on Schedule 1.1(c)), but excluding (i) other former employees, (ii) employees otherwise not actively employed by the Company or its Subsidiaries (other than as specifically included above), and (iii) those employees of the Company and its Subsidiaries whose names are set forth on Schedule 1.1(d).

            "Confidentiality Agreement" means that certain letter agreement dated March 18, 1997, between Buyer and Seller with respect to the confidentiality of information about Seller, the Company and their respective Affiliates and other related Persons which was provided by or at the request of Seller or the Company to Buyer, as such letter agreement may have been or may hereafter be amended from time to time.

            "Contracts" has the meaning set forth in Section 4.15.

            "Designated Period" has the meaning set forth in Section 6.14(a).

            "Disability Plans" has the meaning set forth in the definition of "Company Employees."

            "E&Y" has the meaning set forth in Section 2.3(b).

            "Encumbrance"  means any lien,  pledge,  security  interest,  claim,
charge,  easement,   limitation,   commitment,   encroachment,   restriction  or
encumbrance of any kind or nature whatsoever.

            "Environmental Laws" means any Applicable Law in effect on the date hereof, and any rules or regulations promulgated thereunder, relating to the environment, safety or hazardous materials.

            "Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

            "ERISA Affiliate" means any entity which is under common control with the Company within the meaning of Section 4001(b) of ERISA.

            "Fremont General" has the meaning set forth in the first paragraph of this Agreement.

            "GAAP" means generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

            "GAAP Financial Statements" has the meaning set forth in
Section 4.6.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Guarantee" has the meaning set forth in the Recitals of this Agreement.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

            "Indemnifying Party" has the meaning set forth in Section 8.4.

            "Indemnitee" has the meaning set forth in Section 8.4.

            "Independent Accountants" means any "Big Six" accounting firm or its successor, except for the respective independent public accountants of Seller, Buyer or their respective Affiliates or Subsidiaries.

            "Information Returns" shall have the meaning ascribed in the Tax Agreement.

            "Insurance Arrangements" means insurance contracts (including runoff contracts, reinsurance, retrocession agreements, surety agreements and financial guaranties, and agent and broker agreements) entered into by the Company or its Subsidiaries in the ordinary course of business.

            "Insurance Subsidiaries" has the meaning set forth in the Recitals of this Agreement.

            "Intellectual Property Rights" has the meaning set forth in
Section 4.12.

            "Intercompany   Note"  means  that  certain  Promissory  Note  dated
November 27, 1996 in the principal amount of $78,750,000, issued by the Company in favor of Seller.

            "IRP" means The Individual Retirement Plan of Talegen Holdings,
Inc.

            "IRS" means the Internal Revenue Service.

            "Knowledge of Seller" or "Seller's knowledge" means the actual knowledge of the individuals listed on Schedule 1.1(e) hereto.

            "KPMG Report" has the meaning set forth in Section 4.26.

            "Leesburg Training Facility" has the meaning set forth in Section 7.1(g).

            "Loss" means any and all claims, losses, liabilities, damages, costs and expenses (including attorney's, accountant's, consultant's and expert's fees and expenses) that are imposed upon or otherwise incurred or suffered by the relevant party.

            "Material Adverse Effect" means (i) a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) an event that would prevent or materially delay the performance by Seller of its obligations under this Agreement.

            "Parent" has the meaning set forth in the Recitals of this Agreement.

            "Permits" has the meaning set forth in Section 4.10.

            "Person" means any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, association, trust or other entity.

            "Plans" has the meaning set forth in Section 4.13.

            "Portfolio Assets" means the cash and investments (which shall consist exclusively of fixed maturity securities, equity securities, cash and short-term investments, the Camfex Note and accrued interest receivable thereon) held by the Company and its Subsidiaries.

            "Puccinelli Letter Agreement" means that certain letter agreement dated as of June 1, 1995 between the Company and Robert A. Puccinelli.

            "Purchase Price" has the meaning set forth in Section 2.1.

            "Records" means all records and original documents which pertain to or are utilized primarily by the Company or its Subsidiaries to administer, reflect, monitor, evidence or record information relating to the business or conduct of the Company or its Subsidiaries and all such records and original documents, including all such records maintained on electronic or magnetic media, or in any electronic database system of the Company or its Subsidiaries, or necessary to comply with any Applicable Law with respect to the business of the Company or its Subsidiaries.

            "Restricted Business" has the meaning set forth in Section
6.14(c).

            "Retirement Plan" means the Retirement Plan of Talegen Holdings,
Inc.

            "Ridge Re Agreement" means that certain Springing First Aggregate Excess of Loss Reinsurance Agreement by and between the Insurance Subsidiaries, Ridge Reinsurance Limited and Parent, dated as of December 31, 1992, together with all endorsements thereto.

            "Ridge Re Amendment" means that certain Endorsement #2 to the Springing First Aggregate Excess of Loss Reinsurance Agreement by and between the Insurance Subsidiaries, Ridge Reinsurance Limited and Parent, in the form attached hereto as Exhibit B.

            "SAP Financial Statements" has the meaning set forth in
Section 4.6.

            "Seller" has the meaning set forth in the first paragraph of this Agreement.

            "SERP" means the Talegen Holdings, Inc. Supplemental Executive Retirement Plan.

            "Shares" has the meaning set forth in the Recitals of this Agreement.

            "SIRP" means the Supplemental IRP of Talegen Holdings, Inc.

            "Subsidiaries" means the Insurance Subsidiaries and any other corporation or entity of which more than 50% of its outstanding securities or other interests having voting power are owned or controlled, directly or indirectly, by the Company.

            "Tax  Agreement"  means  the  Tax  Allocation  and   Indemnification
Agreement dated as of the date hereof among Parent, Seller, the Company and Buyer.

            "Tax Returns" shall have the meaning ascribed in the Tax
Agreement.

            "Taxes" shall have the meaning ascribed in the Tax Agreement.

            "Wire Transfer" means a payment in immediately available funds by wire transfer in lawful money of the United States of America to such account or accounts as shall have been designated by notice to the paying party.

            "Xerox" has the meaning set forth in Section 4.14.

            "XFS Promissory Notes" means the promissory note held by Industrial Indemnity Company in the principal amount of $18 million which was issued on December 31, 1992 by Parent and which matures on December 31, 1997 and the promissory note held by Industrial Indemnity Company in the principal amount of $25 million which was issued on September 1, 1993 by Parent and which matures on August 31, 1998.


                                   ARTICLE II

                               PURCHASE OF SHARES

            Section 2.1 Purchase of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares for a purchase price of Three Hundred Sixty-Five Million Dollars ($365,000,000), subject to adjustment in accordance with Sections 2.2 and 2.3 (as adjusted, the "Purchase Price").

            Section 2.2 Purchase Price Adjustment - Delay in Closing. (a) Subject to Section 2.2(d) hereof, if the Closing shall take place at any time after 150 days from the date hereof but on or prior to 180 days from the date hereof, Buyer shall pay to Seller, as additional Purchase Price and in addition to the amount set forth in Section 2.1, an amount equal to $80,000 multiplied by the number of days subsequent to the 150th day from the date hereof to and inclusive of the Closing Date.

                  (b) Subject to Section 2.2(d) hereof, if the Closing shall take place at any time after 180 days from the date hereof but on or prior to 210 days from the date hereof, Buyer shall pay to Seller, as additional Purchase Price and in addition to the amount set forth in Section 2.1, an amount equal to the sum of (i) $2,400,000 plus (ii) an amount equal to $90,000 multiplied by the number of days subsequent to the 180th day from the date hereof to and inclusive of the Closing Date.

                  (c) Subject to Section 2.2(d) hereof, if the Closing shall take place at any time after 210 days from the date hereof, Buyer shall pay to Seller, as additional Purchase Price and in addition to the amount set forth in
Section 2.1, an amount equal to the sum of (i) $5,100,000 plus (ii) an amount equal to $100,000 multiplied by the number of days subsequent to the 210th day from the date hereof to and inclusive of the Closing Date.

                  (d) Notwithstanding any provision of this Section 2.2 to the contrary, no adjustment to the Purchase Price shall be made pursuant to this
Section 2.2 if the failure of the

Closing to take place within 150, 180 or 210 days (as the case may be) from the date hereof has been caused by or resulted from the failure of Seller to comply with its pre-Closing obligations under Article VI of this Agreement.

            Section 2.3 Purchase Price Adjustment - Closing Balance Sheet. (a) As soon as reasonably practicable following the Closing Date, and in no event later than 30 days after the Closing Date, Seller shall deliver to Buyer a draft of the Company's consolidated closing balance sheet immediately prior to the Closing (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared by Seller in accordance with the following procedures (the "Closing Balance Sheet Procedures"):

            (i) subject to the other provisions of this Section 2.3, it shall be
      prepared  in  accordance  with  GAAP  applied   consistently   with  prior
      practices;

            (ii) it shall set forth as the liability of the Company and its Subsidiaries for unpaid loss and loss expenses net of reinsurance recoveries and salvage and subrogation with respect to 1996 and prior accident years and set forth the related receivable or payable amounts for accrued retrospective premiums, policyholder dividends and other loss sensitive amounts as set forth on Schedule 2.3(a), reduced by payments or recoveries associated with the settlement of insurance claims, reinsurance recoverables or salvage and subrogation rights, and increased by the portion of the incurred loss expense amount recorded from January 1, 1997 through the Closing Date for 1996 and prior accident years pertaining to the run-off operations of the Company's Special Risk Unit as set forth on
      Schedule 2.3(a), determined in a manner consistent with past practice;

            (iii) it shall set forth as the liability of the Company and its Subsidiaries for unpaid loss and loss expenses net of reinsurance recoveries and salvage and subrogation with respect to the 1997 accident year and set forth the related payables for retrospective premiums and policyholder dividends amounts equal for each of the business units set forth on Schedule 2.3(a) to the product of (A) the voluntary premium earned (net of ceded reinsurance premium) by such business unit for the period January 1, 1997 through the Closing Date, and (B) the applicable funding rate during 1997 for losses, allocated loss expenses, unallocated loss expenses, retrospective return premiums and policyholder dividends for such business unit as set forth in Schedule 2.3(a), reduced by the payments or recoveries associated with the settlement of insurance claims, reinsurance recoverables or salvage and subrogation rights and it shall set forth non-voluntary loss and loss expense reserves pertaining to the 1997 accident year on a basis which reflects a 100% combined ratio;

            (iv) it shall include as a reduction to retained earnings an amount equal to $31,000,000 less any after-tax amount for depreciation of either the Claims Management System or the Integrated Production System for the period January 1, 1997 through the Closing Date;

            (v) the amount otherwise shown on the Closing Balance Sheet for paid-in capital shall be increased by an amount equal to the excess of (A) $23,000,000 (representing the
     capital  contribution   associated  with  the  monetization  of  Industrial
     Indemnity Company's interest in the Leesburg Training Facility, as described in Section 7.1(g)), over (B) the amount of such capital contribution (if any) that has been actually recorded by the Company on or prior to the Closing Date;

            (vi) the amount otherwise shown on the Closing Balance Sheet for the deferred income tax asset related to the premium associated with the Ridge Re Agreement shall be reduced by $6,804,000 (representing the write-off of the entire amount of such asset);

            (vii) the amount otherwise shown on the Closing Balance Sheet for the deferred income tax asset associated with the 1990 through 1994 uncollectible reinsurance expense as set forth on Schedule 5(f) to the Tax Agreement shall be reduced by $3,533,336 (representing the write-off of the entire amount of such asset);

            (viii) the amount otherwise shown in the shareholder's equity section of the Closing Balance Sheet for net unrealized loss or gain on investment securities shall be decreased by the after-tax amount of the unrealized gain or increased by the amount of unrealized loss with respect to the Portfolio Assets; and

            (ix) the amount otherwise shown on the Closing Balance Sheet for retained earnings shall be decreased by the after-tax amount of any realized investment gains and increased by the after-tax amount of any realized investment losses recorded during the period January 1, 1997 through the Closing Date.

            (b) Subsequent to the Closing Date, Buyer may in its discretion engage Ernst & Young ("E&Y") to perform an audit (the "Acquisition Audit") of the Closing Balance Sheet consistent with the Closing Balance Sheet Procedures. Promptly after receipt of notice from Buyer that E&Y will be performing the Acquisition Audit, Seller shall make available to Buyer and E&Y all work papers prepared or used in connection with the preparation of the Closing Balance Sheet. If, within 30 days following completion of the Acquisition Audit, and in any event not later than 75 days after the delivery of the Closing Balance Sheet to Buyer, Buyer provides written notice to Seller that the Acquisition Audit indicates that the shareholder's equity at the Closing Date, calculated in accordance with the Closing Balance Sheet Procedures (the "Adjusted Shareholder's Equity"), was less than $323,500,000, then, subject to Section 2.3(c), a post-Closing adjustment to the Purchase Price will be made pursuant to
Section 2.3(d). Contemporaneously with the delivery of such notice to Seller, Buyer shall make available to Seller the Acquisition Audit and all work papers prepared or used by E&Y in connection therewith, except for the summary memorandum, audit strategy memoranda, audit programs, time budgets and internal control workpapers utilized in the preparation of the Acquisition Audit, all of which E&Y considers proprietary. Such work papers shall describe with reasonable specificity the bases for any variances between the Acquisition Audit and the Closing Balance Sheet.

            (c) If Seller disagrees with the Acquisition Audit, the parties shall confer in good faith to attempt to agree as to such matters. If the parties fail to agree on such matters within 30 days following the receipt by Seller of Buyer's notice of disagreement, then, at the request of Seller or Buyer, the Independent Accountants shall make the determination of what, if any, changes are required in the Closing Balance Sheet consistent with the Closing Balance Sheet Procedures. The fees and expenses of the Independent Accountants shall be borne 50% by Seller and 50% by Buyer. The revision of the Closing Balance Sheet as agreed to by the parties or made by the Independent Accountants in accordance with this Section 2.3(c) shall be final and binding upon all parties for purposes of this Agreement.

             (d) If the Adjusted Shareholder's Equity as finally determined pursuant to this Section 2.3, whether pursuant to the agreement of the parties, pursuant to the Acquisition Audit or as determined by the Independent Accountants, as the case may be, shows that the Adjusted Shareholder's Equity was less than $323,500,000, then Seller shall pay Buyer the amount of such difference as an adjustment to the Purchase Price. Such amount shall be paid by Seller to Buyer within two (2) Business Days after the final agreement of the parties or the final determination of the Independent Accountants. Any such payment will be made by wire transfer of immediately available funds to such account as shall have been designated by Buyer.

            (e) Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that Buyer, E&Y and the Independent Accountants shall accept in all respects the amounts with respect to the liability of the Company and its Subsidiaries for loss and loss expenses net of reinsurance recoveries and salvage and subrogation set forth in the Closing Balance Sheet and in no event shall challenge the adequacy or sufficiency of the reserves of the Company and its Subsidiaries with respect to losses, loss expenses and reinsurance recoveries.


                                   ARTICLE III

                                   THE CLOSING

            Section 3.1 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the purchase and sale of the Shares (the "Closing") shall be at 10:00 A.M. at the offices of Seller at 1011 Western Avenue, Suite 1000, Seattle, Washington, or at any other location designated by Seller, on the third Business Day following the date on which all of the conditions set forth in Article VII (other than those conditions designating instruments, certificates or other documents to be delivered at the Closing) shall have been satisfied or waived, or such other date and time as Buyer and Seller shall agree upon in writing.

            Section 3.2  Closing Deliveries; Payment of Purchase Price.

            (a) At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

            (1) one or more certificates representing all of the Shares duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, with all appropriate stock transfer tax stamps affixed;

            (2) material Records of the Company and its Subsidiaries, to the extent not located at offices of the Company or its Subsidiaries (unless such Records have been previously delivered to such offices prior to the Closing);

            (3) certificates as to the good standing of the Company and its Subsidiaries in the respective jurisdictions of their incorporation, dated as of a date not earlier than 10 days prior to the Closing Date, together with copies of the Certificates of Incorporation of the Company and its Subsidiaries certified by the respective Secretary or Assistant Secretary of the Company and each of its Subsidiaries;

            (4) resolutions of the board of directors of Seller, certified by the Secretary or Assistant Secretary of Seller, approving the transactions contemplated by this Agreement, and the By-laws of the Company and each of its Subsidiaries, certified by the respective Secretary or Assistant Secretary of the Company and each of its Subsidiaries as of the Closing Date;

            (5) a certificate executed by a duly authorized officer of Seller certifying that the conditions set forth in Section 7.1 have been satisfied;

            (6)   the Tax Agreement duly executed by Seller and Parent;

            (7)   the Guarantee duly executed by Parent;

            (8)   the legal opinions described in Section 7.1(i); and

            (9)   a receipt evidencing payment by Buyer of the Purchase Price.

            (b) At the Closing, Buyer and Fremont General shall deliver, or shall cause to be delivered, to Seller the following:

            (1) an amount equal to $365,000,000, subject to increase to the extent provided in Section 2.2, by Wire Transfer;

            (2) a certificate executed by a duly authorized officer of Buyer certifying that the conditions set forth in Section 7.2 have been satisfied;

            (3) resolutions of the boards of directors of Buyer and Fremont General, certified by the respective Secretaries of Buyer and Fremont General, approving the transactions contemplated by this Agreement;

            (4)   the Tax Agreement duly executed by Buyer;

            (5)   the Guarantee duly executed by Buyer;

            (6)   a receipt evidencing receipt by Buyer of the Shares;

            (7) certificates as to good standing of Buyer and Fremont General in the respective jurisdictions of their incorporation, dated as of a date not earlier than 10 days prior to the Closing Date, together with copies of the Certificates of Incorporation of Buyer and Fremont General, certified by the respective Secretaries of Buyer and Fremont General; and

            (8)   the legal opinion described in Section 7.2(f).


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller hereby represents and warrants to Buyer as follows:

            Section 4.1 Organization and Related Matters. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to carry on its business as it is now being conducted and to own, lease or operate all of its properties and assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the assets owned by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.

            (b) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power and authority to carry on its business as it is now being conducted and to own, lease or operate all of its properties and assets.

            Section 4.2 Subsidiaries. (a) Except as set forth on Schedule 4.2, all of the outstanding shares of capital stock of the Company's Subsidiaries are owned beneficially and of record by the Company, free and clear of any Encumbrances. The Company's Subsidiaries are each corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation or domicile, and have the corporate power and authority to carry on their respective businesses as now being conducted and to own, lease and operate all of their respective properties and assets. Each of the Company's Insurance Subsidiaries is duly licensed or qualified to do business and has all insurance licenses in each jurisdiction in which the nature of the business conducted by it or the character of the assets owned by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect.

            (b) Except as set forth on Schedule 4.2, and except for the stock of its Subsidiaries and portfolio investments made in the ordinary course of business, there are no corporations, partnerships or other entities in which the Company owns, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire the same.

            Section 4.3 Authority; No Violation. (a) Seller has full corporate power and authority to execute and deliver this Agreement and the Tax Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Tax Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to approve this Agreement or the Tax Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and the Tax Agreement have been duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery of this Agreement and the Tax Agreement by Buyer) constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally.

            (b) Neither the execution and delivery of this Agreement or the Tax Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby to be performed by it, nor compliance by Seller with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Seller, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (A) violate in any material respect any Applicable Law with respect to Seller, the Company or the Company's Subsidiaries, or any of their respective material properties or assets, (B) result in the creation of any Encumbrance upon any of the Shares, (C) violate, conflict with, result in a breach of any provision of, or constitute a default under any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller, the Company or the Company's Subsidiaries is a party, or by which Seller, the Company or the Company's Subsidiaries, or any of their respective properties or assets, may be bound or affected, or (D) violate or result in the revocation or suspension of any Permit or cause the Company or any of the Company's Subsidiaries to require any additional Permits in order to continue to conduct their respective businesses substantially as heretofore conducted, except for such Encumbrances, violations, conflicts, breaches, revocations, suspensions or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

            Section 4.4 Consents and Approvals. Except for (a) approvals or consents of Governmental Authorities under the insurance holding company laws of the states in which the Insurance Subsidiaries are domiciled, (b) the applicable filings under the HSR Act, (c) the matters set forth on Schedule 4.4, and (d) such other filings, authorizations, consents or approvals the failure to make or obtain which would not, individually or in the aggregate, have a Material Adverse Effect, no consents or approvals of or filings or registrations with any Governmental Authority or third party are necessary in connection with (i) the execution and delivery by Seller of this Agreement, and (ii) the consummation by Seller of the transactions contemplated hereby.

            Section 4.5 Stock Ownership. Seller owns beneficially and of record all of the Shares to be sold to Buyer by Seller, and Seller has the full and unrestricted power to sell, assign, transfer and deliver the Shares to Buyer upon the terms and subject to the conditions of this Agreement free and clear of Encumbrances. There are no shares of capital stock of the Company issued or outstanding other than the Shares. All of the Shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. There is no outstanding option, warrant, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire from the Company or Seller any capital stock of the Company. Upon the delivery of and payment for the Shares at the Closing as provided for in this Agreement, Buyer will acquire good and valid title to the Shares, free and clear of any Encumbrances other than Encumbrances created by virtue of Buyer's status or by an action or omission of Buyer.

            Section 4.6 Financial Statements. (a) Seller has previously furnished Buyer with copies of audited consolidated financial statements of the Company as of December 31, 1996, 1995 and 1994 (collectively, the "GAAP Financial Statements"). Each of the balance sheets included in the GAAP
Financial Statements fairly presents in all material respects the financial position of the Company as of its date and each of the statements of operations included in the GAAP Financial Statements fairly presents in all material respects the results of operations of the Company for the period therein set forth, in each case in accordance with GAAP.

            (b) Seller has previously furnished Buyer with copies of audited statutory financial statements of each of the Insurance Subsidiaries as of December 31, 1996, 1995 and 1994, prepared in conformity with accounting practices prescribed or permitted by the respective state of domicile for each Insurance Subsidiary (collectively, the "SAP Financial Statements"). Each of the balance sheets included in the SAP Financial Statements fairly presents in all material respects the financial position of the applicable Insurance Subsidiary as of its date and each of the statements of operations included in the SAP Financial Statements fairly presents in all material respects the results of operations of the applicable Insurance Subsidiary for the period therein set forth, in each case in accordance with statutory accounting practices of the respective state of domicile.

            Section 4.7 No Other Broker. Other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Seller, no broker, finder or similar intermediary has acted for or on behalf of Seller or the Company or its Subsidiaries, or is entitled to any broker's, finder's or similar fee or other commission from Seller, the Company or the Company's Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

            Section 4.8 Legal Proceedings. As of the date hereof, other than Actions arising from or related to the obligations of any Subsidiary under any insurance policy or similar instrument written, assumed or reinsured by such Subsidiary, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to Seller's knowledge, threatened, Actions against or otherwise affecting the Company, any of its Subsidiaries or any of their respective properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or any of their respective properties or assets which has had or could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Schedule 4.8 sets forth a true and complete list of all pending or, to the knowledge of Seller, threatened litigation against the Company or any of its Subsidiaries in which the Company or any of its Subsidiaries is a named party.

            Section 4.9 Undisclosed Liabilities. To Seller's knowledge, except for (a) those liabilities or items set forth on Schedule 4.9, (b) those liabilities that are reflected or reserved against on the audited balance sheet of the Company as of December 31, 1996, and (c) liabilities incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, no liabilities have been incurred by the Company or the Subsidiaries other than those that would not, individually or in the aggregate, have a Material Adverse Effect.

            Section 4.10 Compliance with Applicable Law;  Insurance  Operations.
(a) Each of the Company and its Subsidiaries holds in full force and effect all material licenses, franchises, permits and authorizations ("Permits") necessary for the lawful ownership and use of their respective properties and assets and the conduct of their respective businesses under and pursuant to Applicable Laws relating to the Company and its Subsidiaries, and Seller has knowledge of no violation of any Permit nor has it received written notice asserting any such violation, except for such failures to be in full force and effect and for such violations, if any, which would not, individually or in the aggregate, have a Material Adverse Effect.

            (b) Except as set forth in Schedule 4.10, each of the Company and its Subsidiaries is in compliance with each Applicable Law relating to it or any of its material assets, properties or operations, except where noncompliance with any such Applicable Law would not, individually or in the aggregate, have a Material Adverse Affect.

            (c) Each of the Insurance Subsidiaries (i) is an authorized insurer (on either an admitted or a nonadmitted basis) in each state in which it presently writes insurance for the type of insurance it presently writes in such states and (ii) meets in all material respects all statutory and regulatory requirements of all Governmental Authorities which have jurisdiction over it to be an authorized insurer on either an admitted or a nonadmitted basis.

            Section 4.11 Absence of Certain Changes. Since December 31, 1996, except as set forth on Schedule 4.11 or as would not, individually or in the aggregate, have a Material Adverse Effect, the Company has conducted its business in the ordinary course of business, consistent with past practice and has not:

            (a) made, or permitted any Subsidiary to make, any change in the financial or accounting practices or policies or any material change in the underwriting, reinsurance, marketing, claim processing and payment or reserving practices or policies of the Company or any of its Subsidiaries, except as required by law, GAAP or statutory accounting practices of the respective state of domicile of any such entity;

            (b) made any, or permitted any Subsidiary to make, any (i) entry into or modification of any reinsurance or retrocession agreement by the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice, or (ii) termination or commutation of any reinsurance or retrocession agreement legally carried on the books of the Company's Subsidiaries at the time of such termination or commutation at $100,000 or more;

            (c) issued or sold, or permitted any Subsidiary to issue or sell, any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same;

            (d) redeemed any capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock;

            (e) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any assets (other than Portfolio Assets) with an aggregate value in excess of $100,000 other than in the ordinary course of the business consistent with past practice, or permitted any Subsidiary to do any of the foregoing;

            (f) made, or permitted any Subsidiary to make, any capital expenditure or commitment for any capital expenditure in excess of $500,000 in the aggregate;

            (g) incurred, or permitted any Subsidiary to incur, indebtedness for money borrowed in excess of $100,000 in the aggregate;

            (h) made any loan to, guaranteed any indebtedness for money borrowed of, or otherwise incurred such indebtedness on behalf of, any Person in excess of $100,000 in the aggregate other than investments made in the ordinary course of business, or permitted any Subsidiary to do any of the foregoing;

            (i) (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any of its employees who in the preceding 12 months received compensation in excess of $100,000, including, without limitation, any increase or change pursuant to any Plan, (ii) established, or increased or promised to increase any benefits under, or otherwise amended, any Plan, in either case except as required by law, rule or regulation or any collective bargaining agreement or involving ordinary increases consistent with past practice, or (iii) permitted any Subsidiary to do any of the foregoing;

            (j) amended or restated, or permitted any Subsidiary to amend or restate, its charter or by-laws (or other organizational documents);

            (k) mortgaged, pledged or otherwise subjected to any Encumbrance, or permitted any Subsidiary to mortgage, pledge or otherwise subject to any Encumbrance, any of its properties or assets, tangible or intangible, except in the ordinary course of business consistent with prior practice;

            (l) forgiven, canceled, compromised, waived or released, or permitted any Subsidiary to forgive, cancel, compromise, waive or release, any debts, claims (excluding claims under insurance policies written by the Company and its Subsidiaries) or rights, except for debts, claims and rights against Persons forgiven, canceled, compromised, waived or released in the ordinary course of business consistent with prior practice;

            (m) disposed of, or permitted any Subsidiary to dispose of, any material assets or properties (other than Portfolio Assets), or entered into, or permitted any Subsidiary to enter into, any agreement or other arrangements for any such disposition, except in the ordinary course of business consistent with prior practice and not, in any individual case, for an amount greater than $50,000 or, in the aggregate, for an amount greater than $100,000;

            (n) instituted or permitted any Subsidiary to institute any litigation, action or proceeding before any court or governmental body, other than in the ordinary course of business consistent with prior practice, or settled or agreed to settle, or permitted any Subsidiary to settle or agree to settle, any litigation, action or proceeding against the Company or any of its Subsidiaries in which the Company or any of its Subsidiaries is a named party, other than in the ordinary course of business consistent with prior practice;

            (o) received (including the receipt by any Subsidiary) any notice of termination of (i) any contract, lease or other agreement (other than in connection with or arising out of policies of insurance), in each case with respect to which the aggregate amount that would have been prior to such termination reasonably expected to be received or paid thereunder in the future exceeds $100,000 or (ii) any insurance agency agreements; or

            (p) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.11 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights with respect to any of the actions specified in this Section 4.11, except as expressly contemplated by this Agreement.

For purposes of each subsection of this Section 4.11, the phrase "in the aggregate" shall be deemed to aggregate all applicable amounts of the Company and its Subsidiaries covered by the terms of such subsection.

            Section 4.12 Technology and Intellectual Property. Except as set forth on Schedule 4.12, the Company and its Subsidiaries own or possess, or have legally enforceable licenses to use, the patents, patent licenses, trademarks, service marks, trade names, copyrights, know-how and technology (each, an "Intellectual Property Right") which are necessary to carry on their respective businesses as presently conducted, and neither the Company nor its Subsidiaries has received any written notice of any infringement of, or conflict with, the rights of others with respect to any such patents, patent licenses, trademarks, service marks or trade names that, if such infringement or conflict is determined to be correct, would, individually or in the aggregate, have a Material Adverse Effect. The execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby, will neither cause the

Company or any of its Subsidiaries to be in violation or default under any licenses, sublicenses or other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Intellectual Property Right, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, except where any such violation, default, termination or modification would not result in a Material Adverse Effect.

            Section 4.13 Employee Benefit Plans; ERISA. (a) Employee Benefit Plans. Schedule 4.13(a) contains a true and complete list of each "employee benefit plan" within the meaning of Section 3(3) of ERISA and all other employee benefit plans, policies and practices (other than payroll practices as defined under 29 C.F.R. Section 2510.3-1(b)) whether or not subject to ERISA, which Seller, the Company or the Company's Subsidiaries, maintains, contributes to, is a party to or otherwise has any obligation under, with respect to any current or former Company Employees as of the Closing Date (collectively the "Plans").

            (b) Plans in Compliance with Applicable Law. Each Plan has been maintained and administered at all times in compliance with its terms and Applicable Law, except where any such noncompliance could not reasonably be expected to have a Material Adverse Effect.

            (c) Limitation of Liability. Except as provided in Schedule 4.13(c), neither Seller, the Company nor its Subsidiaries has any commitment, intention or understanding to create, modify, terminate or adopt any Plan that would result in any additional material liability to Buyer, the Company or its Subsidiaries.

            (d) Multiemployer Plans. Neither Seller, the Company, nor the Company's Subsidiaries maintain, have any obligation to contribute to or otherwise have any obligation with respect to any multiemployer plan (as defined in Section 3(37) of ERISA).

            (e) Agreement Not to Trigger Payments. Except with respect to the Puccinelli Letter Agreement or as otherwise provided in Schedule 4.13(e), the execution and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Plan or agreement that will or may reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any Company Employee, whether or not any such payment would be an "excess parachute payment" (within the meaning of Section 280G of the Code).

            (f) Nonqualified Plans. Except as provided in Schedule 4.13(f), Seller shall remain solely liable for all liabilities, benefits or claims accrued pursuant to any Plan which is a pension plan under Section 3(2)(A) of ERISA and which is not intended to be qualified under Section 401(a) of the Code.

            (g) Termination of Plans. Buyer, the Company and its Subsidiaries may terminate or amend any Plan maintained solely by the Company or its Subsidiaries or may cease contributions to any Plans to the extent permitted by Applicable Law; provided, however, that

Buyer shall pay or cause the Company or its Subsidiaries to pay, benefits in accordance with the terms of the Enhanced Severance Benefit Plan of Industrial Indemnity Company, as in effect on the day before the Closing Date.

            (h) Group Health Plans. To the knowledge of Seller, each Plan which is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) has been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980(b) of the Code, except where any such noncompliance could not reasonably be expected to have a Material Adverse Effect.

            Section 4.14  Taxes.

            (a) Filing of Tax Returns and Information Returns. Seller and the Company (and any affiliated group of which the Company is a member) have timely filed with the appropriate taxing authorities all Federal and state and local Tax Returns and Information Returns required to be filed through the date hereof (taking into account all valid extensions). All such Federal state and local Tax Returns and Information Returns are complete and accurate in all material respects. The Company is a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, that includes Seller, Parent and Xerox Corporation ("Xerox"), which is the common parent of the affiliated group.

            (b) Payment of Taxes. All Taxes shown in the Tax Returns referred to in Section 4.14(a) that are due and payable by the Company and its Subsidiaries before the date hereof have been timely paid.

            (c) Encumbrances for Taxes. Except as set forth in Schedule 4.14(c), there are no Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes (other than Taxes that are not due as of the date hereof).

            (d) Audit History. Except as set forth in Schedule 4.14(d), there is no action, suit, proceeding, investigation, audit, extensions of the statute of limitations or claim now pending that relates to Tax liabilities attributable to items of income, gain, deduction, loss or credits of the Company or any of its Subsidiaries.

            (e) Withholding. The Company and the Subsidiaries have withheld and paid all Federal and state and local Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (f) Tax Deficiencies. Except as set forth in Schedules 4.14(d) and 4.14(f), all Tax deficiencies asserted or Tax assessments made against the Company or its Subsidiaries as a result of the audit or examination of Tax Returns referred to in Section 4.14(a) by any Taxing Authority have been paid in full. All Taxes imposed on the Company and its Subsidiaries for all Taxable Periods (or portions thereof) ending on or before the Closing Date have been, or prior to the Closing Date will be, paid, or adequate reserves established for payment thereof in the Closing Balance Sheet.

            (g) Material Adverse Effect. A representation with respect to Taxes contained in this Section 4.14 shall be deemed to be accurate unless an inaccuracy contained therein, individually or in the aggregate, would have a Material Adverse Effect.

            Section 4.15 Contracts. Schedule 4.15 sets forth a complete and accurate list of all of the contracts in the categories set forth below to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound, and which contain obligations of the Company or its Subsidiaries in excess of $100,000 or which are otherwise material to the business of the Company and its Subsidiaries taken as a whole (collectively, the "Contracts"). Each Contract is in full force and effect and enforceable against the parties thereto. Neither Seller, the Company, nor any of its Subsidiaries has received written notice of a cancellation of or an intent to cancel any Contract whose cancellation, individually or in the aggregate, would have a Material Adverse Effect. To Seller's knowledge, there exists no breach or event of default on the part of the Company or its Subsidiaries with respect to such Contracts which would, individually or in the aggregate, have a Material Adverse Effect. The following are the categories of Contracts covered by this Section 4.15:

            (i) all contracts and agreements (other than (A) Insurance Arrangements, (B) open trade accounts with respect to the purchase or sale by the Company or its Subsidiaries of supplies or products in the ordinary course of business, or (C) leases of real property listed in Schedule 4.19 or not required to be listed thereon) with respect to which the aggregate amount reasonably expected to be paid or received thereunder in the future exceeds $100,000 per annum;

            (ii) all contracts and agreements with officers, full-time employees or directors;

            (iii) investment management agreements, investment custody agreements and similar contracts and agreements (including agreements pursuant to which the Company or its Subsidiaries has (A) deposited funds in order to qualify as an approved or eligible insurer or (B) pledged funds to secure obligations under reinsurance contracts);

            (iv) all mortgages, indentures, security agreements, notes, loan agreements, other debt obligations for borrowed money, guarantees of debt obligations for borrowed money (including guarantees by way of acting as guarantor, surety, cosigner, endorser, comaker, indemnitor or otherwise, but excluding guarantees in respect of Insurance Arrangements entered into in the ordinary course of business) or agreements to acquire any debt obligations for borrowed money of others (other than debt securities acquired for investment);

            (v) all contracts and agreements prohibiting or materially limiting the ability of the Company or its Subsidiaries to engage in any business or compete with any person;

            (vi) any contract (other than Insurance Arrangements) with respect to a joint venture or partnership arrangement;

            (vii) all licenses granted by or to the Company or its Subsidiaries which relate in whole or in part to Intellectual Property Rights;

            (viii) the name of each bank or other financial institution from which credit commitments (other than repurchase agreements, reverse repurchase agreements or dollar reverse repurchase transactions) to the Company and its Subsidiaries are outstanding, and a brief description of such commitments;

            (ix) any other contracts, agreements or commitments (other than Insurance Arrangements) that are material to the business of the Company and its Subsidiaries taken as a whole; and

            (x) all letters of credit, trust arrangements and structured settlements entered into by the Company or its Subsidiaries in the ordinary course of business or otherwise.

            Section  4.16 No  Material  Adverse  Change.  Except as set forth on
Schedule 4.16, since December 31, 1996, there has been no change in the assets, liabilities, results of operations or shareholder's equity of the Company and its Subsidiaries which has had, individually or in the aggregate, a Material Adverse Effect; provided, however, to the extent such effect results from any of the following, such effect shall not be considered a Material Adverse Effect for purposes of this Section 4.16: (i) general conditions applicable to the economy of the United States, including changes in interest rates; (ii) conditions affecting the property and casualty insurance or reinsurance business as a whole which have not had a disproportionate effect on the Company or its Subsidiaries taken as a whole in comparison to all other comparably sized and positioned property and casualty insurance companies; or (iii) conditions or effects resulting from the announcement of the existence and terms of this Agreement.

            Section 4.17 Portfolio Investments. Seller has previously delivered to Buyer true and complete lists as of March 31, 1997 of all assets held in the investment portfolios of the Company and its Subsidiaries as of such date.

            Section 4.18 Reserves. The Ridge Re Agreement is in full force and effect. Notwithstanding any other provision of this Agreement (including Sections 4.6, 4.9 and 4.26), Seller makes no representation or warranty that the reserves of the Company or any of its Subsidiaries for losses, loss expenses or uncollectible reinsurance are adequate or sufficient. The sole provisions of this Agreement with respect to the adequacy or sufficiency of the reserves of the Company and its Subsidiaries are set forth in this Section 4.18.

            Section 4.19 Title to Assets, etc. The Company and its Subsidiaries have good title to, or valid and subsisting leasehold interests in, all real and material personal property and other material assets on their books and reflected on the Company's balance sheet at December 31, 1996 or acquired in the ordinary course of business since December 31, 1996 which would have been required to be reflected on such balance sheet if acquired on or prior to

December 31, 1996, other than assets which have been disposed of in the ordinary course of business. All such real and material personal property is in good working order and condition, reasonable wear and tear excepted, and to the knowledge of Seller is free from material defects and is in compliance with Applicable Law, except for such defects and violations of Applicable Law as would not have a Material Adverse Effect. The Company and its Subsidiaries do not own any real estate, other than the real estate located at 3255 Camino Del Rio South, San Diego California. Schedule 4.19 sets forth a true and complete listing of all real estate leases or subleases to which the Company or any of its Subsidiaries is a party. None of such assets is subject to any Encumbrance, except for Encumbrances reflected in the financial statements of the Company as of December 31, 1996 or which in the aggregate are not substantial in amount or do not materially interfere with the present use of such property or assets. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries have the right to quiet enjoyment of all property leased by any of them for the full term of each such lease or sublease or similar agreement (or any renewal option) relating thereto and such leased property is not subject to any failure to have the right to quiet enjoyment. There has been provided to the lessor of the building at 255 California Street, San Francisco, California, one or more notices reflecting or evidencing Industrial Indemnity Company's earthquake insurance coverage for such premises, and to Seller's knowledge such lessor has not objected to such coverage.

            Section 4.20 Transactions with Certain Persons. (a) Except as set forth on Schedule 4.20(a), to the knowledge of Seller, neither any officer, director or employee of Parent, Seller, the Company, any Subsidiary or any Affiliate nor any member of any such Person's immediate family is presently a party to any material transaction with the Company or any of its Subsidiaries, including any contract or other binding arrangement (i) providing for the furnishing of material services by such Person (except in such Person's capacity as an officer, director, employee or consultant), (ii) providing for the rental of material real or personal property from such Person, or (iii) otherwise requiring material payments to (other than for services as officers, directors or employees of Xerox, Parent, Seller, the Company or any Subsidiary) such Person.

            (b) Except as set forth on Schedule 4.20(b) or in the ordinary course of business consistent with past practice, since December 31, 1996 no intercompany trade receivables and payables have been settled between Seller or any Affiliate (other than the Company and its Subsidiaries) on the one hand and the Company and/or any Subsidiary on the other hand.

            (c) Schedule 4.20(c) sets forth a true and complete list of all written contracts, agreements or commitments between the Company or any of its Subsidiaries and Xerox or any Affiliate (other than the Company and its Subsidiaries) thereof as of the date of this Agreement which (i) cannot be terminated upon less than 30 days' notice, and (ii) require payments annually of more than $100,000.

            (d) Except as set forth on Schedule 4.20(d), no indebtedness for money borrowed is owed by the Company or any of its Subsidiaries to Seller or any of its Affiliates (except for the Company and its Subsidiaries).

            Section 4.21 Reinsurance and Retrocessions. Schedule 4.21 contains a true and complete list of all reinsurance and retrocession treaties and agreements in force as of the date of this Agreement to which any Subsidiary is a party (including any terminated or expired treaty or agreement under which as of December 31, 1996 there remains an outstanding liability with respect to paid or unpaid case reserves in excess of $100,000), any terminated or expired treaty or agreement under which there remains any outstanding liability from one reinsurer with respect to paid or unpaid case reserves in excess of $50,000 and any treaty or agreement with any Affiliate of such Subsidiary, the effective date of each such treaty or agreement, and the termination date of any treaty or agreement which has a definite termination date. No Subsidiary is in default in any respect as to any provision of any reinsurance or retrocession treaty or agreement or has failed to meet the underwriting standards required for any business reinsurance thereunder except for defaults, which would not, individually or in the aggregate, have a Material Adverse Effect.

            Section 4.22 Environmental Laws. (a) To knowledge of the Seller, except as set forth on Schedule 4.22 and as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws, and possesses and is in compliance with all Environmental Permits required under such laws, (ii) there are no past or present events, conditions, circumstances, practices, plans or legal requirements that would reasonably be expected to prevent, or materially increase the burden on the Company or any of its Subsidiaries of complying with applicable Environmental Laws or of their obtaining, renewing, or complying with all Environmental Permits required under such laws; and (iii) there are and have been no conditions at any property owned, operated or otherwise used by the Company or any Subsidiary now or in the past, or at any other location, that would reasonably be expected to give rise to liability of the Company or any of its Subsidiaries under any Environmental Law.

            (b) Notwithstanding the representations contained in this Section, Buyer acknowledges that Seller is not making any representations (express or implied in or pursuant to this Agreement) with respect to any violation of or noncompliance with Environmental Law or Environmental Permits, or failure to obtain Environmental Permits, in each case by reason of any insurance, reinsurance, indemnity, guaranty or assumption of liability policy of any party, entered into by the Company or any Insurance Subsidiary.

            Section 4.23 Insurance Coverage. The Company has furnished to Buyer a list of all policies of insurance relating to the assets, properties, business, operations, employees, officers or directors of the Company and each of its Subsidiaries. Each such policy is in full force and effect and no notice of termination of such policy has been received by the Company or any of its Subsidiaries. The Company maintains insurance relating to such assets, properties, business, operations, employees, officers and directors which is reasonable for a company of its size engaged in the property and casualty insurance business.

            Section 4.24 Insurance Regulatory Matters. To the knowledge of Seller, except for routine complaints made by policyholders that relate solely to their individual insurance contracts, there is no material proceeding with respect to the Company or its Insurance

Subsidiaries which has been commenced by the insurance regulatory body of any state and is currently pending.

            Section 4.25 Powers of Attorney. Except as set forth in Schedule 4.25, neither the Company nor any Subsidiary has any power of attorney outstanding in favor of any other party.

            Section 4.26 KPMG Report. Seller has delivered to Buyer a true and complete copy of that certain report entitled "Industrial Indemnity Holdings, Inc. Review of Loss and Loss Adjustment Expense Reserves as of December 31, 1996" (the "KPMG Report"). The information and data furnished to KPMG Peat Marwick in connection with its preparation of the KPMG Report were accurate in all material respects, provided that the foregoing representation does not and is not intended to constitute in any way a representation as to the completeness or accuracy of the KPMG Report itself.


                                    ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF BUYER AND FREMONT GENERAL

            Buyer and Fremont General hereby jointly and severally represent and warrant to Seller as follows:

            Section 5.1 Organization and Related Matters. (a) Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of California. Buyer has the corporate power and authority to carry on its business as it is now being conducted and to own, lease or operate all of its properties and assets. The copies of the Certificate of Incorporation and By-Laws and any amendments thereto of Buyer previously delivered to the Company are complete and correct copies of such instruments as in effect as of the date of this Agreement.

            (b) Fremont General is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Fremont General has the corporate power and authority to carry on its business as it is now being conducted and to own, lease or operate all of its properties and assets. The copies of the Certificate of Incorporation and By-laws and any amendments thereto of Fremont General heretofore delivered to Seller are complete and correct copies of such instruments as in effect as of the date of this Agreement.

            Section 5.2 Authority; No Violation. (a) Each of Buyer and Fremont General has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate action on the part of Buyer and Fremont General, and no other proceedings on the part of Buyer or Fremont General are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Fremont General and (assuming the due authorization, execution and delivery of this Agreement by Seller) constitutes a valid and binding obligation of each of Buyer and Fremont General, enforceable against them in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally.

            (b) Neither the execution and delivery of this Agreement by Buyer and Fremont General, nor the consummation by Buyer and Fremont General of the transactions contemplated hereby to be performed by it, nor compliance by Buyer or Fremont General with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Buyer or Fremont General, or (ii) assuming that the consents and approvals referred to in Section
5.3 are duly obtained, (x) violate in any material respect any Applicable Law with respect to Buyer or Fremont General, or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of, or constitute a default under any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or Fremont General is a party, or by which Buyer or Fremont General or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which, would not, individually or in the aggregate, prevent or materially delay the performance by Buyer or Fremont General of any of their respective obligations hereunder.

            Section 5.3 Consents and Approvals. Except for (a) approvals or consents of Governmental Authorities under the insurance holding company laws of the states in which the Insurance Subsidiaries are domiciled or are otherwise required to be obtained in connection with such approvals, (b) the applicable filings under the HSR Act, (c) the matters set forth on Schedule 5.3, and (d) such other filings, authorizations, consents or approvals the failure to make or obtain which would not, individually or in the aggregate, prevent or materially delay the performance by the Buyer or Fremont General of any of their respective obligations pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority or any third party are necessary in connection with (i) the execution and delivery by Buyer and Fremont General of this Agreement, and (ii) the consummation by Buyer and Fremont General of the transactions contemplated hereby.

            Section 5.4 Legal Proceedings. Neither Buyer nor Fremont General is a party to any, and there are no pending or, to Buyer's and Fremont General's knowledge, threatened Actions against or otherwise affecting Buyer or Fremont General or their respective properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement which, if adversely determined, would, individually or in the aggregate, prevent or materially delay the performance by Buyer or Fremont General of any of their respective obligations pursuant to this Agreement, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon Buyer or Fremont General or their respective properties or assets which would, individually or in the aggregate, prevent or materially delay the performance by the Buyer or Fremont General of any of their respective obligations pursuant to this Agreement.

            Section 5.5 Investment Intent of Buyer. The Shares to be acquired under this Agreement will be acquired by Buyer for its own account and not for the purpose of a distribution. Buyer will refrain from transferring or otherwise disposing of any of the Shares acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act of 1933, as amended, or any applicable state securities law regulating the disposition thereof. Buyer agrees that the certificates representing the Shares may bear legends to the effect that the Shares have not been registered under the Securities Act of 1933, as amended, or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

            Section 5.6 Investment Company. Buyer is not an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

            Section 5.7 No Other Broker. Other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Buyer, no broker, finder or similar intermediary has acted for or on behalf of Buyer or any Affiliate of Buyer, or is entitled to any broker's, finder's or similar fee or other commission from Buyer, or any Affiliate of Buyer, in connection with this Agreement or the transactions contemplated hereby.

            Section 5.8 Financing. At the Closing, Buyer will have sufficient cash to consummate the transactions contemplated hereby and to pay all related fees and expenses.


                                   ARTICLE VI

                                    COVENANTS

            Section 6.1 Conduct of Business. During the period from the date of this Agreement through the Closing Date, except as contemplated or permitted by this Agreement or with the written consent of Buyer, Seller shall cause the Company and its Subsidiaries to use their reasonable best efforts to (a) carry on their business in the ordinary course consistent with past practice, (b) preserve their present business organization and relationships, (c) keep available the present services of their employees, (d) preserve the rights, franchises, goodwill and relations of their customers and others with whom business relationships exist, (e) perform in all material respects all of their obligations under all Contracts, where the failure to so perform such obligations would have a Material Adverse Effect, and (f) comply in all material respects with all Applicable Laws relating to the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as contemplated or permitted by this Agreement or consented to by Buyer in writing, and whether or not any such actions would (individually or in the aggregate) constitute a Material Adverse Effect, Seller shall not (and shall cause the Company and the Company's Subsidiaries to not) take any of the actions referred to in paragraphs
(a) through (p) of Section 4.11 (excluding paragraph (o) thereof) between the date of this Agreement and the Closing Date.

            Section  6.2  Confidentiality  and  Announcements.   (a)  Except  as
provided in Section 6.2(b), neither Seller, nor Buyer, nor any of their respective Affiliates, shall publicly

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

disclose the execution, delivery or contents of this Agreement, other than (i) with the prior written consent of the other party hereto, (ii) to ratings agencies upon prior written notice to the other party, provided that all schedules to this Agreement are omitted, or (iii) as required by any Applicable Law or the rules of any stock exchange upon prior notice to the other party hereto.

            (b) Buyer and Seller shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party if practicable, from making any disclosure which its counsel determines to be required by any Applicable Law or the rules of any stock exchange.

            Section 6.3 Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, Buyer and Seller shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

            Section 6.4 Access; Certain Communications. Between the date of this Agreement and the Closing Date, subject to Applicable Laws relating to the exchange of information, Seller shall (and shall cause the Company and its Subsidiaries to) afford to Buyer and its authorized agents and representatives complete access, upon reasonable notice and during normal business hours, to (A) all properties, contracts, documents and information of or relating to the assets, liabilities, business, operations and other aspects of the business of the Company and its Subsidiaries, and (B) the employees, agents, customers, accountants and actuaries of the Company and its Subsidiaries; provided, however, that (i) Buyer shall have informed Seller of the general substance of any communication prior to communicating with any such employees, agents, customers, accountants or actuaries, and (ii) when communicating with any such persons, such representative of Buyer shall be accompanied, if Seller so elects, by a representative of Seller. Seller shall cause the Company Employees to provide reasonable assistance to Buyer in Buyer's investigation of matters relating to the purchase of the Shares, provided, however, that Buyer's investigation shall be conducted in a manner which does not interfere with the Company's or its Subsidiaries' normal operations, customers and employee relations. Subject to the foregoing, the terms of the Confidentiality Agreement shall govern Buyer's and its agents' and representatives' obligations with respect to all confidential information with respect to the Company or its Subsidiaries which has been provided or made available to them at any time, including during the period between the date of this Agreement and the Closing Date.

            Section 6.5 Regulatory Matters; Third Party Consents. (a) Buyer and Seller shall cooperate with each other and use reasonable best efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement. Buyer and Seller shall have the right to review in advance, and shall consult with the other on, in each case subject to Applicable Laws relating to the exchange of information, all the information relating to Seller, the Company and its

Subsidiaries or Buyer, as the case may be, and any of their respective Affiliates, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Authority on a confidential basis in connection with the transactions contemplated hereby. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. The party responsible for any such filing shall promptly deliver to the other party evidence of the filing of all applications, filings, registrations and notifications relating thereto (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). The party responsible for a filing shall also promptly deliver to the other party a copy of each material notice, order, opinion and other item of correspondence received by such filing party from any Governmental Authority in respect of any such application (except for any confidential portions thereof). In exercising the foregoing rights and obligations, Buyer and Seller shall act reasonably and as promptly as practicable.


            (b) Without limiting the generality of the foregoing, within 20 Business Days after the date hereof, Buyer shall make Form A filings with the insurance departments of the States of California, Alaska, Idaho, Utah and Washington with respect to the transactions contemplated hereby. Buyer shall promptly make any and all other filings and submissions of information with such insurance departments which are required or requested by such insurance departments in order to obtain the approvals required by such insurance departments to consummate the transactions contemplated hereby. Seller agrees to furnish Buyer with such information and reasonable assistance as Buyer may reasonably request in connection with its preparation of such Form A filings and other filings or submissions. Buyer shall keep Seller fully apprised of its actions with respect to all such filings and submissions and shall provide Seller with copies of such Form A filings and other filings or submissions in connection with the transactions contemplated by this Agreement, provided that Seller shall keep confidential any portions of such filings indicated by Buyer as confidential.

            (c) Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Affiliates to any Governmental Authority in connection with the transactions contemplated by this Agreement (except to the extent that such information would be, or relates to information that would be, filed under a claim of confidentiality).

            (d) Buyer and Seller shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to

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

believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

            Section 6.6 Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall, on or prior to the Closing Date, use reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

            Section 6.7 Notification of Certain Matters. Each party shall give prompt notice to the other party of (i) the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date (except to the extent such representations and warranties speak as of a particular date), and
(ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Seller may, prior to the Closing, by written notice to Buyer, supplement any Schedule to reflect any change or event that occurs after the date of this Agreement or to otherwise correct or amend any such Schedule. Such supplemental Schedules shall be deemed to cure any breach of any of Seller's representations or warranties for purposes of Section 7.1(a) unless the cumulative impact of all matters disclosed on such supplemental Schedules constitutes a Material Adverse Effect. If the Closing has occurred, and such cumulative impact constituted a Material Adverse Effect, any such supplemental Schedule will be effective to cure and correct any breach (which would have existed if Seller had not made such supplement) of any such representation or warranty for all purposes (including without limitation Articles IV and VIII hereof). If the Closing has occurred, and such cumulative impact did not constitute a Material Adverse Effect, any such supplemental Schedule will be effective to cure and correct any breach (which would have existed if Seller had not made such supplement) of any such representation or warranty for all purposes (including without limitation Articles IV and VIII hereof), except to the extent that the matters disclosed on any such Schedule (i) have the effect of correcting an inaccuracy as of the date hereof of a representation or warranty included in Article IV or (ii) occurred out of the ordinary course of the Company's workers compensation business after the date hereof and prior to the Closing.

            Section 6.8 Maintenance of Records. Through the Closing Date, Seller shall cause the Company and its Subsidiaries to maintain the Records in all material respects in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. From and after the Closing Date, each of the parties shall permit the other party reasonable access on reasonable prior notice to any applicable Records in its possession or in the possession of its Affiliates, and the right to duplicate such Records, to the extent that the requesting party has a reasonable business purpose for requesting such access or duplication. Without limiting the generality of the foregoing, Buyer agrees and acknowledges that following the Closing it will provide Seller with full access to any Records reasonably deemed necessary by Seller to enable Seller to prepare the Closing Balance Sheet. Each party

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

hereto shall notify the other party of any extension of any applicable statute of limitations related to the Records retained pursuant to this Section, and Buyer shall obtain the consent of Seller before destroying any of such Records.

            Section 6.9 Employees and Employee Plans. (a) General. (i) Except as provided otherwise in Section 4.13(g), no provision of this Agreement shall be construed to prohibit the Company or its Subsidiaries from having the right to terminate the employment of any Company Employee, with or without cause, or to amend or to terminate after the Closing any employee benefit plan established, maintained or contributed to by the Company or its Subsidiaries.

            (ii) Service by the Company Employees with the Company, Seller or any of their Affiliates shall be recognized under each benefit plan, program or arrangement established, maintained or contributed to by Buyer, the Company or any of their Affiliates after the Closing for the benefit of any Company Employee for purposes of eligibility to participate and vesting, but in no event shall such service prior to the Closing Date be taken into account in determining the accrual of benefits under any such benefit plan or arrangement, including, without limitation, a defined benefit plan. Seller shall provide Buyer no later than 30 days prior to the Closing with evidence of full vesting of Company Employees under the Retirement Plan, the SERP and the IRP, and Buyer and Seller each acknowledge that the IRP vesting rules also govern participating Company Employees' vesting under the SIRP.

            (iii) The parties acknowledge that any former employees included within the definition of Company Employees shall have, after the Closing, such re-employment rights, if any, as may be available to them under Applicable Law with respect to the Company and its Subsidiaries and not with respect to Seller or any of its other Affiliates.

            (iv) Buyer shall, or shall cause the Company to notify Seller in the event that the employment of any Company Employee who also is a "Covered Employee" under the Talegen Holdings, Inc. Retention Incentive Plan terminates within the 12-month period beginning on the Closing Date and provide to Seller such information as Seller may reasonably request to enable Seller to determine such Company Employee's eligibility for a retention benefit under such Plan. Seller hereby acknowledges and agrees that it shall remain solely liable and retain all liability for all obligations arising under and benefits payable from the Talegen Holdings, Inc. Retention Incentive Plan. Buyer shall not be responsible for any obligations arising thereunder and shall not be liable for any payments required to be made thereunder. Buyer hereby acknowledges and agrees that the Company will remain, after the Closing Date, subject to the obligations imposed on the "Company" under the Enhanced Severance Benefit Plan of Industrial Indemnity Company.

            (b) Welfare Plans. Prior to the Closing Date, Seller shall take whatever corporate action is necessary to ensure that the Company and its Subsidiaries shall cease being "participating employers" and shall cease co-sponsorship of any Plans that are welfare plans (as defined in Section 3(1) of ERISA) and that are jointly adopted, sponsored or maintained by Seller and the Company or its Subsidiaries as of the Closing Date. The participation of Company Employees in any welfare plans sponsored by Seller shall be terminated as of the Closing Date, and neither Buyer nor the Company or its Subsidiaries shall have any liability or obligations with respect to such welfare plans after the Closing Date. The Company shall retain responsibility for providing medical benefits to all Company Employees including Company Employees receiving or eligible to receive benefits under the Talegen Holdings, Inc. Long Term Disability Plan.


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

            (c) Defined Benefit Plan. The Retirement Plan shall retain liability for all benefits accrued through the Closing Date with respect to the Company Employees. Effective as of the Closing Date, all Company Employees shall be deemed, for all purposes in applying the Retirement Plan, to have terminated their service on that date.

            (d) Defined Contribution Plan. As soon as practicable following the Closing Date, Seller shall take whatever action is necessary (i) to permit
Company Employees to elect a distribution of their benefit from the IRP in accordance with Applicable Law, and (ii) in accordance with Seller's current practice and Applicable Law, to permit Company Employees who do not elect a distribution of their benefit from the IRP to continue to repay any outstanding loan balances existing under the IRP as of the Closing Date.

            (e) Severance and Retention Plans. (i) The Company and its Subsidiaries shall retain in place and be responsible for all payments required under the Enhanced Severance Plan of Industrial Indemnity Company. Seller shall have no liability for any payments made or owing under such plan with respect to terminations of employment which occur subsequent to the Closing Date.

            (ii) The Company or one of its Subsidiaries shall make all payments required to be made to any current or former Company or Subsidiary employee under the Retention Incentive Plan of Talegen Holdings, Inc. Seller shall promptly reimburse, on an after-tax basis (determined at the maximum applicable corporate tax rate), the Company and its Subsidiaries, as appropriate, for any such payments.

            (f) Puccinelli Letter Agreement. The Company shall make all payments required to be made under the Puccinelli Letter Agreement. Seller shall promptly reimburse, on an after-tax basis (determined at the maximum applicable corporate tax rate) the Company for an amount equal to the excess (if any) of (A) the amount for which the Company is obligated under Section 5.b of the Puccinelli Letter Agreement, as determined by Seller in its sole discretion in accordance with the terms of such section, over (B) the sum of $750,000.

            (g) Further Assurances. Buyer and Seller agree to cooperate to carry out the duties and responsibilities set forth in this Section 6.9. In addition, Seller agrees to make available to Buyer such information as Buyer may reasonably request to carry out the provisions of this Section 6.9.

            Section 6.10 Pre-Closing Dividends. Between the date hereof and the Closing, Seller shall not permit the Company to pay dividends to Seller.

            Section 6.11. FIRPTA Certificate. At or prior to the Closing, Seller shall provide Buyer with a certificate described in Treasury Regulations Section 1.1445-5(b)(3) to the effect

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

that, as contemplated by such certificate, Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and regulations thereunder).

            Section 6.12. Exclusivity. Unless and until this Agreement shall have been terminated by either party pursuant to Section 9.1 hereof, Seller shall not,  and shall  cause its  Affiliates  to not,  directly  or  indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or knowingly encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or substantially all of the assets of, or any equity interest in, the Company or any of its Subsidiaries, or any merger, consolidation, business combination or substantially similar transaction with the Company or any of its Subsidiaries, or (ii) knowingly participate in any discussions or negotiations regarding, furnish to any other person any confidential information with respect to, or otherwise knowingly cooperate in any way with, or participate in, facilitate or knowingly encourage, any effort or attempt by any other person to do or seek any of the foregoing. In the event Seller or any of its Affiliates prior to termination of this Agreement receives from any third party any offer or indication of interest regarding any of the transactions referred to in the foregoing sentence, or any request for information about the Company or any of its Subsidiaries with respect to any of the foregoing, then the material terms of each such offer, indication of interest, or request, including the identity of the third party, shall be communicated promptly to Buyer.

            Section 6.13. Tax Sharing Agreement Releases. At or prior to Closing, Seller shall cause the Company and each of its Subsidiaries to execute and deliver to Seller, and Seller shall execute and deliver to the Company and each of its Subsidiaries, releases with respect to any prior tax sharing agreements in the form attached as Exhibit C.

            Section 6.14.  Non-Solicitation and Non-Competition.

            (a) Non-Solicitation by Seller. Subject to Section 6.14(d), Seller covenants and agrees that, for a period commencing on the date of this Agreement and ending on the fifth anniversary of the Closing Date (the "Designated Period"), neither Seller nor any of its subsidiaries shall:

                  (i) solicit, encourage, or take any other action which is intended to induce any existing employee or consultant of Buyer, the Company or any of Buyer's Affiliates to terminate employment with Buyer, the Company or any of Buyer's Affiliates; or

                  (ii) interfere in any manner with the contractual or employment relationship between Buyer, the Company or any of Buyer's Affiliates and any employee, consultant or policyholder of Buyer, the Company or any of Buyer's Affiliates.

            (b) Non-Solicitation by Buyer. Subject to Section 6.14(d), Buyer covenants and agrees that, during the Designated Period, neither Buyer nor any of its subsidiaries shall:

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


                  (i) solicit, encourage, or take any other action which is intended to induce any existing employee or consultant of Seller or any of Seller's Affiliates to terminate employment with Seller or any of Seller's Affiliates; or

                  (ii) interfere in any manner with the contractual or employment relationship between Seller or any of Seller's Affiliates and any employee, consultant or policyholder of Seller or any of Seller's Affiliates.

            (c) Non-Competition. Subject to Section 6.14(d), Seller covenants and agrees that, during the Designated Period, neither Parent nor any of its subsidiaries shall engage in the business of underwriting workers compensation insurance policies (the "Restricted Business"); provided, however, that the foregoing prohibition shall not prohibit or otherwise limit any of the insurance company subsidiaries of Crum & Forster Holdings, Inc. (which is a direct subsidiary of Seller) from engaging in the Restricted Business consistent in all material respects with their past business practices. To Seller's knowledge, between January 1, 1997 and the date of this Agreement, neither Seller nor the Company nor any of its Subsidiaries has provided to Crum & Forster Holdings, Inc. or any of its subsidiaries any written listing of the customers of the Company and its Subsidiaries. Seller agrees that it shall not (and it shall not prior to the Closing Date permit the Company or any of its Subsidiaries to) provide any such listing to Crum & Forster Holdings, Inc. or any of its subsidiaries.

            (d) Cessation to be Affiliate. The provisions of Sections 6.14(a), 6.14(b) and 6.14(c) shall automatically cease to apply as between Buyer and any subsidiary of Parent at the time that such subsidiary is sold to a purchaser that is not an Affiliate of Parent, or such subsidiary otherwise ceases to be an Affiliate of Parent.

            (e) Specific Performance. Seller and Buyer each acknowledges that pursuant to this Agreement Seller is transferring all the Shares of the Company, and that Seller and Buyer each will be irreparably injured if the provisions of this Section 6.14 are not specifically enforced against the other party. If Seller commits or, in the reasonable belief of Buyer threatens to commit, a breach of any of the provisions of this Section 6.14, Buyer shall have the right and remedy, in addition to any other remedy that may be available at law or in equity, to have the provisions of this Section 6.14 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyer and that money damages will not provide an adequate remedy therefor. If Buyer commits or, in the reasonable belief of Seller threatens to commit, a breach of any of the provisions of this Section 6.14, Seller shall have the right and remedy, in addition to any other remedy that may be available at law or in equity, to have the provisions of this Section 6.14 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Seller and that money damages will not provide an adequate remedy therefor.

            (f) Severability. The parties intend that the covenants contained in the preceding paragraphs of this Section 6.14 shall be construed as a series of separate covenants,

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

one for each state of the United States and the United States as a whole. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) included or deemed included in any of the preceding paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 6.14 should ever be deemed to exceed the time or geographic limitations, or the scope of the covenants contained therein, permitted by Applicable Law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by Applicable Law.

            Section 6.15 Investment Policies and Guidelines. Seller shall cause the Company and its Subsidiaries to manage their investment portfolios in all material respects in accordance with the investment policies and guidelines set forth on Schedule 6.15, except as otherwise agreed by Buyer in writing.

            Section 6.16 Intercompany Note. On the Closing Date, contemporaneously with the Closing of the other transactions contemplated by this Agreement, Seller shall sell to Fremont General, and Fremont General shall purchase from Seller, the Intercompany Note for a purchase price of $78,750,000 plus all accrued and unpaid interest thereon, payable in cash by Wire Transfer.

            Section 6.17 Litigation. Between the date hereof and the Closing Date, Seller will not permit the Company or its Subsidiaries to settle or agree to settle any litigation, action or proceeding against the Company or any of its Subsidiaries in which the Company or any of its Subsidiaries is a named party, without first consulting with Buyer concerning the terms of such settlement. Without limiting the foregoing, the Company and its Subsidiaries shall not be required to obtain the consent of Buyer with respect to any such settlement.

            Section 6.18 Capital Contribution. Prior to the Closing, Seller shall make a capital contribution to the Company in the amount of $2,270,000.


                                   ARTICLE VII

                              CONDITIONS TO CLOSING

            Section 7.1 Conditions to Buyer's Obligations. In addition to the conditions set forth in Section 7.3, the obligations of Buyer to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing by Buyer:

            (a) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date;

            (b) Seller shall (and shall cause the Company to) have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Seller or the Company, as the case may be, on or prior to the Closing Date;

            (c) The aggregate principal amount outstanding under the XFS Promissory Notes shall have been repaid in full and the XFS Promissory Notes shall have been canceled;

            (d) Seller shall have caused all appropriate stock transfer tax stamps to be affixed to the certificate or certificates representing the Shares;

            (e) Article XIII of the Ridge Re Agreement shall be amended through the entering into of the Ridge Re Amendment (and such amendment shall have the effect of eliminating any profit commission payment upon the expiration of the term of such agreement and any commutation payment upon the commutation of such agreement);

            (f) On or prior to the Closing Date, the General Services Agreements between Seller and each of the Insurance Subsidiaries, each dated January 1, 1993, as amended, shall have been terminated;

            (g) Seller or Parent shall have paid (or caused an Affiliate of Seller or Parent to pay) to Industrial Indemnity Company in respect of the interest of Industrial Indemnity Company in the ground lease agreement among Xerox, Industrial Indemnity Company and certain other subsidiaries of Seller or the lease agreement among Parent, Industrial Indemnity Company and such other subsidiaries, each dated as of December 1, 1985 and each relating to approximately six acres of land in Loudoun County, Virginia and a training facility thereon or its fee interest in such facility (the "Leesburg Training Facility"), an amount equal to the statutory carrying value of Industrial Indemnity Company's interest in the Leesburg Training Facility at the time of such payment, and in consideration for such payment, Industrial Indemnity Company shall have transferred to Parent or an Affiliate of Parent any interests Industrial Indemnity Company has in the Leesburg Training Facility at the time of such payment by Seller or Parent. Upon any transfer of the Leesburg Training Facility in accordance with this Section 7.1(g), Industrial Indemnity Company shall have no further rights or obligations relating to the Leesburg Training Facility;

            (h) Seller shall have caused to be delivered to Buyer the Guarantee, duly executed on behalf of Parent, and such Guarantee shall be in full force and effect;

            (i) Seller shall have made the capital contribution described in Section 6.18; and

            (j) Buyer shall have received opinions, addressed to it and dated the Closing Date, from the General Counsel of Seller and LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to Seller, substantially in the forms of Exhibits D and E, respectively.

            Section 7.2 Conditions to Seller's Obligations. In addition to the conditions set forth in Section 7.3, the obligations of Seller to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing by Seller:

            (a) The representations and warranties of Buyer and Fremont General contained in this Agreement shall be true in all material respects (except representations and warranties qualified by materiality shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) on the Closing Date as though made on and as of the Closing Date;

            (b) Buyer shall have paid all transfer taxes required to be paid in connection with the sale and delivery to Buyer of the Shares, other than transfer taxes paid by Seller pursuant to Section 7.1(d);

            (c) Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

            (d) the purchase and sale of the Intercompany Note as described in Section 6.16 shall have been consummated;

            (e) The Company and each of its Subsidiaries shall have executed and delivered to Seller releases with respect to any prior tax sharing agreements in the form attached as Exhibit C; and

            (f) Seller shall have received an opinion, addressed to it and dated the Closing Date, from Wilson, Sonsini, Goodrich & Rosati, counsel to Buyer and Fremont General, substantially in the form of Exhibit F.

            Section 7.3 Mutual Conditions. The obligations of each of Buyer and Seller to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing, as to itself, by either party:

            (a) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No proceeding initiated by any Governmental Authority seeking an injunction against the transactions contemplated by this Agreement shall be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any

     Governmental   Authority  which  prohibits,   restricts  or  makes  illegal
     consummation of the transactions contemplated hereby.

            (b) All approvals of Governmental Authorities required to consummate the transactions contemplated hereby (including, without limitation, required approvals from the insurance regulatory authorities of the States of California, Alaska, Idaho, Utah, Washington and the approvals listed on Schedules 4.4 and 5.3) shall have been obtained without any conditions, restrictions or limitations which would, in the reasonable opinion of Buyer or Seller, have a Material Adverse Effect, or a material adverse effect on the business, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole, or the business, financial condition or results of operations of Seller and its Subsidiaries, taken as a whole, respectively, and such approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

            (c) In respect of the notifications of Buyer and Seller pursuant to the HSR Act, the applicable waiting period and any extensions thereof shall have expired or been terminated.


                                  ARTICLE VIII

                   SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                  COVENANTS AND AGREEMENTS; INDEMNIFICATION

            Section 8.1 Survival. (a) Notwithstanding any right of Buyer to investigate the affairs of the Company and its Subsidiaries, and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely upon the representations, warranties, covenants and agreements of Seller contained in this Agreement. The representations and warranties of the parties set forth in Sections 4.1, 4.2, 4.3, 4.5, 4.7, 5.1, 5.2, 5.5 and 5.7 shall survive the
Closing without limitation as to time. All other representations and warranties of the parties set forth in this Agreement shall terminate and expire on March 31, 1999, except that the representations and warranties of Seller in Sections
4.13 and 4.14 shall survive until the expiration of the applicable statute of limitations or extensions thereof with respect to the subject matter thereof. Notice with respect to any claim in respect of any inaccuracy in or breach of any representation or warranty shall be in writing and shall be given to the party against which such claim is asserted. Any representation or warranty shall survive the time it would otherwise terminate pursuant to this Section 8.1 to the extent that the party claiming indemnification for such breach shall have delivered to the other party written notice setting forth with reasonable specificity the basis of such claim prior to the expiration of such time pursuant to this Section 8.1.

            (b) All covenants and agreements made by the parties to this Agreement which contemplate performance following the Closing Date shall survive the Closing. All unwaived covenants and agreements made by the parties to this Agreement which contemplate performance prior to the Closing Date, and which are not performed by such date, shall also survive the Closing, but a covenant or agreement (excluding the covenants set forth in

 Section 6.1(e)) the non-performance of which has been disclosed to Buyer with reasonable specificity prior to the Closing Date shall not survive the Closing. All other covenants and agreements shall not survive the Closing and shall terminate as of the Closing.

            Section 8.2 Obligation of Seller to Indemnify, Reimburse, etc. Subject to the limitations set forth in Sections 6.7, 8.1, 8.5, 8.6 and 8.7, Seller shall indemnify, reimburse, defend and hold harmless Buyer and its directors, officers, employees, Affiliates, and their respective successors and assigns from and against any Loss incurred by any of them based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation or warranty of Seller (after taking into account the exceptions to such representations and warranties which are set forth on the Schedules, as supplemented in accordance with Section 6.7, related to such representations and warranties, and also assuming that each representation and warranty qualified by the terms "material" or "Material Adverse Effect" were not so qualified), (ii) the nonfulfillment on the part of Seller of any unwaived covenant or agreement set forth in this Agreement which survives the Closing Date in accordance with
Section 8.1 (assuming that each covenant or agreement qualified by the term "Material Adverse Effect" were not so qualified), and (iii) the failure of Seller or any ERISA Affiliate on or before the Closing Date to operate any employee benefit plan (as defined in Section 3(3) of ERISA) established, maintained or sponsored by Seller or any ERISA Affiliate in accordance with the terms of any such plan or Applicable Law.

            Section 8.3  Obligation  of Buyer and Fremont  General to Indemnify,
Reimburse, etc. Subject to the limitations set forth in Sections 8.1, 8.5 and 8.7, Buyer and Fremont General shall jointly and severally indemnify, defend and hold harmless Seller and its directors, officers, employees, Affiliates, and their respective successors and assigns from and against any Loss incurred by any of them based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach of any representation or warranty of Buyer or Fremont General (after taking into account the exceptions to such representations and warranties which are set forth on the Schedules related to such representations and warranties, and also assuming that each representation and warranty qualified by the terms "material" or "Material Adverse Effect" were not so qualified), and (ii) the nonfulfillment on the part of Buyer or Fremont General of any unwaived covenant or agreement set forth in this Agreement which survives the Closing Date in accordance with Section 8.1 (assuming that each covenant or agreement qualified by the term "Material Adverse Effect" were not so qualified).

            Section 8.4 Notice and Opportunity to Defend Against Third Party Claims. (a) Notice of Asserted Liability. Promptly after receipt from any third party by either party hereto (the "Indemnitee") of a notice of any demand, claim or circumstance that, immediately or with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss for which indemnification may be sought hereunder, the Indemnitee shall give written notice thereof (the "Claims Notice") to the party obligated to provide indemnification pursuant to Section 8.2 or 8.3 (the "Indemnifying Party"), provided, however, that a failure to give such notice shall not prejudice the Indemnitee's right to indemnification hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee.

            (b) Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted
Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall, within 20 Business Days following its receipt of the Claims Notice (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to provide indemnification under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim without the consent of the other party, provided, however, that such consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

            Section 8.5 Net Indemnity. The amount of any Loss from and against which either party is liable to indemnify, reimburse, defend and hold harmless the other party or any other Person pursuant to Section 8.2 or Section 8.3 shall be reduced by any insurance or other recoveries or any Tax benefit that such indemnified Person realizes or may realize as a result of or in connection with such Loss and increased by any Taxes such indemnified Person realizes or may realize in respect of indemnification for such Loss.

            Section 8.6 Tax Indemnification. Section 8.2 hereof shall provide indemnification to Buyer for Taxes only to the extent that such Taxes are not addressed by the Tax Agreement. To the extent that Taxes are addressed by the Tax Agreement, the provisions of the Tax Agreement shall govern the liabilities and the indemnification rights and obligations of the parties without regard to the limitations provided in this Article VIII.

            Section 8.7 Limits on Indemnification. No party shall have any right to seek indemnification under this Agreement (i) until Losses which would otherwise be indemnifiable hereunder have been incurred by such party (including by all other indemnitees affiliated with or related to such party), exceed $10,000,000 in the aggregate, after insurance or other recoveries and on an after-tax basis, and such party (including such affiliated or related persons) shall only be entitled to be indemnified for Losses in excess of such aggregate amount; (ii) for an aggregate amount of Losses which would otherwise be indemnifiable hereunder in excess of $150,000,000; (iii) for punitive, special or consequential damages incurred or suffered by such party (excluding amounts which such party actually becomes obligated to pay to an unaffiliated third party on account of punitive, special or consequential damages awarded to such unaffiliated third party); or (iv) in respect of Losses to the extent such Losses result from actions taken by such party or an Affiliate, employee, representative or agent thereof after the Closing.

                                   ARTICLE IX

                                   TERMINATION

            Section 9.1 Termination. (a) This Agreement may be terminated on or prior to the Closing Date only as follows:

            (i)   by written consent of Buyer and Seller;

            (ii) at the election of either Buyer or Seller, if the Closing Date shall not have occurred on or before December 31, 1997, provided that no party shall be entitled to terminate this Agreement pursuant to this
      Section 9.1(a)(ii) if such party's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

            (iii) by either Buyer or Seller if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

            (iv) by either Buyer or Seller if a condition to its obligation to perform becomes incapable of fulfillment. Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 9.1(a)(iv) shall not be available to any party if its condition to perform became incapable of fulfillment due to its failure to fulfill any obligation under this Agreement.

            (b) The termination of this Agreement shall be effectuated by the delivery of a written notice of such termination from the party terminating this Agreement to the other party.

            Section 9.2 Obligations upon Termination. In the event that this Agreement shall be terminated pursuant to Section 9.1, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except (i) as set forth in
Section 6.2 and Section 6.3, and (ii) that nothing herein will relieve any party from liability for any breach of this Agreement.


                                    ARTICLE X

                                  MISCELLANEOUS

            Section 10.1 Amendments; Extension; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by Buyer and Seller.

            Section 10.2 Entire Agreement. (a) This Agreement, the Tax Agreement and the Confidentiality Agreement constitute the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and supersede all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof. Buyer acknowledges that neither Seller or any of its Affiliates, nor any representative or advisor of any of them, has made any representation or warranty to Buyer except as specifically made in this Agreement. Except as specifically provided for in this Agreement, all Tax matters among the parties shall be governed by the Tax Agreement.

            (b) Without limiting the provisions of clause (a) above, Buyer acknowledges that neither Seller or any of its Affiliates, nor any representative or advisor of any of them, has made any representation or warranty to Buyer except as specifically made in this Agreement. In particular, no such Person has made any representation or warranty to Buyer with respect to:
(i) any information set forth in the Confidential Offering Memorandum distributed by Morgan Stanley & Co. Incorporated in connection with the proposed sale of the Company and its Subsidiaries; or (ii) any financial projection or forecast relating to the Company or its Subsidiaries. With respect to any such projection or forecast delivered by or on behalf of Seller to Buyer, Buyer acknowledges that: (A) there are uncertainties inherent in attempting to make such projections and forecasts; (B) it is familiar with such uncertainties; (C) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it; (D) it is not acting in reliance on any such projection or forecast so furnished to it; and (E) it shall have no claim against any such Person with respect to any such projection or forecast.

            Section 10.3 Interpretation. When reference is made in this Agreement to Sections, Exhibits or Schedules, such reference is to the Sections, Exhibits or Schedules of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words "hereof", "herein", "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

            Section 10.4 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

            Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if they are: (a) delivered in person, (b) transmitted by facsimile (with confirmation), (c) mailed by certified or registered mail

(return receipt requested), or (d) delivered by an express courier (with confirmation) to a party at its address listed below (or at such other address as such party shall deliver to the other party by like notice):

To Seller:        Talegen Holdings, Inc.
                  1011 Western Avenue, Suite 1000
                  Seattle, Washington  98104
                  Facsimile:  (206) 654-2601
                  Attention:  Richard N. Frasch, Esq.
                             General Counsel

With a copy to:   LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                  125 West 55th Street
                  New York, NY  10019-4513
                  Facsimile:  (212) 424-8500
                  Attention:  Peter R. O'Flinn

To Buyer:         Fremont Indemnity Company
                  500 North Brand Boulevard
                  Glendale, CA  91203
                  Facsimile:  (818) 549-4628
                  Attention:  James E. Little
                              President and Chief Executive Officer

                  with copies to:

                  Fremont General Corporation
                  2020 Santa Monica Boulevard
                  Santa Monica, CA  90404
                  Facsimile:  (310) 315-5594
                  Attention:  Louis J. Rampino
                              President and Chief Operating Officer

                  and:

                  Wilson Sonsini Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, CA  94304
                  Facsimile:  (415) 493-6811
                  Attention:  Alan K. Austin, Esq.

To Fremont General:     Fremont General Corporation
                  2020 Santa Monica Boulevard
                  Santa Monica, CA  90404
                  Facsimile:  (310) 315-5594
                  Attention:  Louis J. Rampino
                              President and Chief Operating Officer
                  with a copy to:

                  Wilson Sonsini Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, CA  94304
                  Facsimile:  (415) 493-6811
                  Attention:  Alan K. Austin, Esq.

            Section 10.6 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and permitted assigns of the parties and such persons. Nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. Without the prior written consent of the parties hereto, this Agreement may not be assigned by any of the parties hereto.

            Section 10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

            Section 10.8 No Prejudice. This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

            Section 10.9 Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.

            Section 10.10 Service; Jurisdiction. Each of the parties hereto agrees to personal jurisdiction in any action brought in any court, federal or state, within the State of New York having subject matter jurisdiction over matters arising under this Agreement.

            Section 10.11 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which any of the parties may be entitled, at law or in equity.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

                                          TALEGEN HOLDINGS, INC.


                                          By: /s/ GARY C. TOLMAN
                                                 ----------------------
                                                 Name:  Gary C. Tolman
                                                 Title: President


                                          FREMONT INDEMNITY COMPANY


                                          By: /s/ JAMES E. LITTLE
                                                 ----------------------
                                                 Name:  James E. Little
                                                 Title: President & CEO


                                          FREMONT GENERAL CORPORATION


                                          By: /s/ LOUIS J. RAMPINO
                                                 ----------------------
                                                 Name:  Louis J. Rampino
                                                 Title: President

                                                                      EXHIBIT A


                               GUARANTEE AGREEMENT

            This GUARANTEE AGREEMENT (this "Guarantee") is made and entered into as of _________, 1997 by and between Xerox Financial Services, Inc. (the "Guarantor"), a Delaware corporation, and Fremont Indemnity Company, a California corporation ("Buyer").

            WHEREAS, Buyer, Fremont General Corporation, a Nevada corporation, and Talegen Holdings, Inc., a Delaware corporation ("Talegen") and a wholly-owned subsidiary of Guarantor, have entered into a Stock Purchase Agreement dated as of May 16, 1997 (the "Purchase Agreement"), which provides for the acquisition by Buyer of Industrial Indemnity Holdings, Inc., a Delaware corporation ("II"), a wholly-owned subsidiary of Talegen;

            WHEREAS, Ridge Reinsurance Limited, a Bermuda corporation ("Ridge Re"), the Insurance Subsidiaries (as defined in the Purchase Agreement) and the Guarantor have entered into a Springing First Aggregate Excess of Loss Reinsurance Agreement dated as of December 31, 1992 (the "Ridge Re Agreement"); and

            WHEREAS, as an inducement to Buyer to enter into and consummate the transactions contemplated by the Purchase Agreement, Guarantor has agreed to enter into this Guarantee;

            NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

            1. The Guarantor hereby  unconditionally and irrevocably  guarantees to Buyer and to the other Protected Parties (as defined below) the due, punctual and full payment of (a) all amounts payable by Talegen under Article VIII of the Purchase Agreement and (b) all amounts payable by Ridge Re under the Ridge Re Agreement, in each case as and when the same shall become due and payable in accordance with the terms thereof. As used in this Agreement, the term
"Protected  Parties"  shall mean Buyer and its directors,  officers,  employees,
Affiliates (as defined in the Purchase Agreement) and their respective successors and assigns, including II and its subsidiaries.

            2. This guarantee is a guarantee of payment, performance and compliance when due, and not a guarantee of collection, and is in no way conditional or contingent upon any other event, contingency or circumstance whatsoever (other than the condition that Talegen or Ridge Re, as the case may be, fails to pay or perform its respective obligations when due or when required to be performed).

            3. The covenants and agreements of the Guarantor set forth in this Guarantee and the Guarantor's obligations under this Agreement shall be absolute, continuing, irrevocable and unconditional, shall not be subject to any counterclaim, setoff, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than full and strict compliance by the Guarantor with its obligations hereunder) based upon any claim that the Guarantor or any other person or entity have against Talegen, Ridge Re or any other person or entity (other than a Protected Party), and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not the Guarantor shall have any knowledge or notice thereof). The obligations of the Guarantor set forth in this Guarantee constitute the full recourse obligations of the Guarantor enforceable against it to the full extent of all of the Guarantor's assets and properties, notwithstanding any provision in any agreement limiting the liability of any other person or entity.

            4. The Guarantor hereby waives notice of, and consents to, any change in the time, manner or place of payment or performance, and any other amendment or waiver, or any consent to departure or other indulgence, from time to time granted to Talegen or Ridge Re by Buyer or any other Protected Party with respect to the matters guaranteed hereunder, and the Guarantor hereby waives notice of nonperformance or nonpayment and, except as provided herein, all other notices and demands whatsoever and any requirement that Buyer or any other Protected Party protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right.

            5. No amendment or waiver of any provision of this Guarantee nor any consent to any departure by the Guarantor herefrom shall in any event be effective unless the same shall be in writing and signed by the party or parties against whom such amendment or waiver is sought to be enforced, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of any party to exercise or delay in exercising any right hereunder shall operate as a waiver of any of, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of, any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

            6. The Guarantor represents and warrants to Buyer and to the other Protected Parties as follows:

                  (a) The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Guarantor is duly qualified to do business in each jurisdiction in which the ownership of properties by the Guarantor and the business and activities of the Guarantor require such qualification, except where the failure to be so qualified would not have a material adverse effect on the financial condition, business or results of operation of the Guarantor or on the ability of the Guarantor to perform its obligations under this Guarantee;

                  (b) The Guarantor has full power, authority and legal right to own its properties and to carry on its business as now conducted and is duly authorized and empowered to execute, deliver and perform its obligations under this Guarantee; and

                  (c) This Guarantee has been duly authorized, executed and delivered by the Guarantor and constitutes a legal, valid and binding instrument, enforceable against the Guarantor in accordance with its terms, subject in the case of the enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditor's rights generally.

                  (d) The execution, delivery, and performance by Guarantor of this Guarantee do not and will not violate or conflict with any law, rule, or regulation or any order, writ, injunction or decree of any court, governmental authority or agency, or arbitrator and do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any lien upon any assets of Guarantor pursuant to the provisions of any indenture, mortgage, deed of trust, security agreement, franchise, permit, license, or other instrument or agreement to which Guarantor or its properties is bound, except for such conflicts, breaches, defaults or impositions which would not be reasonably likely to have a material adverse effect on the business, financial condition or results of operations of Guarantor and its subsidiaries, taken as a whole.

                  (e) No authorization, approval, or consent of, and no filing or registration with, any court, governmental authority, or third party is necessary for the execution, delivery or performance by Guarantor of this Guarantee or the validity or enforceability thereof.

            7. This Guarantee is a continuing guarantee and shall remain in full force and effect until payment in full of the obligations and all other amounts payable under this Guarantee, and shall (a) be binding upon the Guarantor, its successors and assigns, and (b) inure to the benefit of and be enforceable by
(i) any successors of Buyer, or any transferee of all or substantially all of the assets of Buyer, and (ii) any successors, heirs, executors or beneficiaries of any of the other Protected Parties. Neither the terms nor execution of this Guarantee shall prohibit Guarantor's sale, assignment or transfer of all or a part of its interest in Talegen or Ridge Re; provided, however, that in the event of any such sale, assignment or transfer, this Guarantee shall remain in full force and effect.

            8. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition on unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            9. This Guarantee shall be governed, construed, applied and enforced in accordance with the laws of the State of New York, and no defense given or allowed by the laws of any other state or country shall be interposed in any action hereon unless such defense is also given or allowed by the laws of the State of New York.

            10. Guarantor shall pay on demand all attorneys' fees and all other costs and expenses incurred by Buyer in connection with the enforcement or collection of this Guarantee.

            11. Guarantor agrees that Buyer may exercise any and all of the rights and remedies granted to it under the Purchase Agreement without affecting the validity or enforceability of this Guarantee.

            12. This Agreement is not intended to confer upon any person other than the parties hereto and the other Protected Parties any rights or remedies hereunder.

            13. This Guarantee may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Guarantee shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

            IN WITNESS WHEREOF, each of the parties hereto has caused this Guarantee to be executed on its behalf by its duly authorized officer.

                                          XEROX FINANCIAL SERVICES, INC.



                                          By:___________________________
                                             Name:
                                             Title:


                                          FREMONT INDEMNITY COMPANY



                                          By:___________________________
                                             Name:
                                             Title:z`

                                                                       EXHIBIT B






                                 ENDORSEMENT #2

                                     TO THE

                                 SPRINGING FIRST

                            AGGREGATE EXCESS OF LOSS

                              REINSURANCE AGREEMENT

                                 By and between

                          INDUSTRIAL INDEMNITY COMPANY
                          INDUSTRIAL INSURANCE COMPANY
                     INDUSTRIAL INDEMNITY COMPANY OF ALASKA
                      INDUSTRIAL INDEMNITY COMPANY OF IDAHO
                  INDUSTRIAL INDEMNITY COMPANY OF THE NORTHWEST
                                       and
                        EMPLOYERS FIRST INSURANCE COMPANY
                      formerly All West Insurance Company)

                                       and

                            RIDGE REINSURANCE LIMITED

                                       and

                         XEROX FINANCIAL SERVICES, INC.

      I. Article I of the Agreement and Endorsement #1 thereto shall be amended to provide that the "Retention Amount" under this agreement shall mean U.S. One Billion One Hundred Fifty Seven Million Thirty Six Thousand Dollars (U.S.$1,157,036,000)


      II.  Article  II  entitled   "Reinsurance   Coverage"  and  Article  I  of
Endorsement #1 are hereby amended by deleting them in their entireties and inserting the following new Article II entitled "Reinsurance Coverage":

                                   ARTICLE II

                              REINSURANCE COVERAGE

      The Reinsurer hereby agrees to reimburse the Company for eighty-five percent (85%) of any and all Ultimate Net Losses, if any, in excess of the Retention Amount up to a maximum of eighty-five percent (85%) of U.S. One Hundred Fifty Million Dollars (U.S.$ 150,000,000). It being understood that any other reinsurance with both affiliated and unaffiliated reinsurance companies of the Company (defined for purposes of this Agreement to be companies which are not subsidiaries of Crum and Forster, Inc., a New Jersey corporation, as of the Effective Date) which protects or covers the Subject Business will attach and will provide coverage prior to the reinsurance provided by this Agreement.


      III. Article XIII entitled "Term, Termination and Commutation" is hereby amended by deleting it in its entirety and inserting the following new Article XIII entitled "Term, Termination and Commutation":

                                  ARTICLE XIII

                        TERM, TERMINATION AND COMMUTATION

            (a) Term. This Agreement shall be effective as of the date hereof and shall remain in effect until the natural expiry of all liabilities on the Subject Business, or until termination or commutation in accordance with Sections (b) and (c) of this Article XIII.

            (b) Termination. Except as provided for in Section (c) of this Article, this Agreement shall be noncancelable, except at the discretion of the Commissioner acting as rehabilitator, liquidator or receiver of the Company or the Reinsurer.

            (c) Commutation. At the end of each full calendar year from and including 2002 to and including 2007, the Company and the Reinsurer shall attempt to commute this Agreement by mutual consent. If no commutation or other termination of this Agreement occurs prior to the end of the calendar year 2007, the Company and the Reinsurer shall commute this Agreement either by mutual consent at a price to be agreed or, if no agreement is reached by June 30, 2008, the Company and the Reinsurer shall submit to binding arbitration by a nationally recognized actuarial firm, reasonably acceptable to both parties, whose decision as to price shall be final and binding on the Company and the Reinsurer. Notwithstanding anything in the foregoing to the contrary, until June 30, 2008 the parties may arbitrarily refuse to agree to a commutation.

            (d) Due and Unpaid Obligations. Notwithstanding anything herein to the contrary, any unpaid or outstanding obligations of the Reinsurer due or overdue the Company at the time of the termination, commutation or expiration of this Agreement shall survive the termination, commutation or expiration of this Agreement.


      IV. Article XVIII entitled "Miscellaneous" is hereby amended by inserting at the end thereof a Section (g) to read as follows:

            "(g) Waiver of Offset Rights by Reinsurer. The Reinsurer shall pay to the Company any and all amounts payable hereunder without regard to any rights of offset that the Reinsurer may have against the Company or XFS, any such rights of offset hereby being waived."

            IN WITNESS WHEREOF the parties hereto have caused this Endorsement to be executed on their behalf by their respective officers thereunto duly authorized as of the date first written in the Agreement to which this Endorsement applies.

                                          RIDGE REINSURANCE LIMITED


                                          By:___________________________
                                              Name:
                                              Title:
Attest:


By:_______________________
   Name:
   Title:

                                          INDUSTRIAL INDEMNITY COMPANY


                                          By:___________________________
                                              Name:
                                              Title:

Attest:


By:_______________________
   Name:
   Title:

                                          INDUSTRIAL INSURANCE COMPANY


                                          By:___________________________
                                              Name:
                                              Title:

Attest:


By:_______________________
   Name:
   Title:


                                          INDUSTRIAL INDEMNITY COMPANY
OF ALASKA


                                          By:___________________________
                                              Name:
                                              Title:

Attest:



By:_______________________
   Name:
   Title:

                                          INDUSTRIAL INDEMNITY COMPANY
OF IDAHO


                                          By:___________________________
                                              Name:
                                              Title:

Attest:



By:_______________________
   Name:
   Title:


                                          INDUSTRIAL INDEMNITY COMPANY
OF THE NORTHWEST


                                          By:___________________________
                                              Name:
                                              Title:

Attest:



By:_______________________
   Name:
   Title:

                                          EMPLOYERS FIRST INSURANCE
COMPANY

                                          By:___________________________
                                              Name:
                                              Title:

Attest:



By:_______________________
   Name:
   Title:


                                          XEROX FINANCIAL SERVICES, INC.


                                          By:___________________________
                                              Name:
                                              Title:
Attest:



By:_______________________
   Name:
   Title:

                                                                       EXHIBIT C



                        RELEASE OF TAX SHARING AGREEMENTS

            This Release of  obligations  under the Xerox  Corporation/Crum  and
Forster, Inc. Federal Income Tax Allocation Agreement ("Xerox/C&F Tax Sharing Agreement") and obligations under the Crum and Forster, Inc. Federal Income Tax Allocation Agreement ("C&F Tax Sharing Agreement") is made and entered into by and among Xerox Corporation, a New York corporation ("Xerox"); Xerox Financial Services, Inc., a Delaware corporation ("XFS"); Talegen Holdings, Inc., a Delaware corporation ("Talegen"); and Industrial Indemnity Holdings, Inc., a Delaware corporation (the "Company"), Industrial Indemnity Company, a California corporation, Industrial Indemnity Kihei Bay Surf Corporation, a California
corporation, Industrial Indemnity Company of Alaska, an Alaska corporation, Industrial Indemnity Company of Idaho, an Idaho corporation, Industrial
Indemnity Company of the Northwest, a Washington corporation, Industrial Insurance Company, a California corporation, Employers First Insurance Company, a California corporation, 255 California Corporation, a California corporation, and Industrial Indemnity Insurance Services, Inc., a California corporation (collectively referred to herein as the "Company Subsidiaries"), dated as of ____________ __, 1997.

            WHEREAS, XFS, Talegen, and the Company are among the parties to the Purchase Agreement and the Tax Agreement, as defined herein;

            WHEREAS, as of the Closing Date, Section 11(d) of the Tax Agreement terminates, with respect to the Company and the Company Subsidiaries, any and all agreements with respect to Taxes (other than the Purchase Agreement and the Tax Agreement) to which the Company or any of the Company Subsidiaries, on the one hand, and Talegen or any of its subsidiaries (other than the Company and the Company Subsidiaries), on the other hand, are or were parties at any time at or before the Closing Date;

            WHEREAS, as of the Closing Date, Section 11(d) of the Tax Agreement extinguishes, with respect to the Company and the Company Subsidiaries, any and all liabilities with respect to Taxes (other than under the Purchase Agreement and the Tax Agreement) between the Company or any of the Company Subsidiaries, on the one hand, and Talegen or any of its subsidiaries (other than the Company and the Company Subsidiaries), on the other hand, that exist on the Closing Date; and

            WHEREAS, pursuant to Section 6.13 of the Purchase Agreement, it has been agreed that the Company and each of the Company Subsidiaries shall execute and deliver to Xerox, XFS, and Talegen, and Xerox, XFS, and Talegen shall execute and deliver to the Company and each of the Company Subsidiaries, releases of any and all obligations under tax sharing agreements (other than under the Tax Agreement) existing as of the Closing Date;

            NOW THEREFORE, in consideration of the mutual promises contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

            1.    Definitions.

                  a. "C&F Tax  Sharing  Agreement"  -- the  Federal  Income  Tax
Allocation Agreement by and between Crum and Forster, Inc., a New Jersey Corporation ("C&F") (now Talegen), and each of its subsidiaries incorporated in the United States, effective January 11, 1983 and amended April 15, 1992, referenced in and made part of the Xerox/C&F Tax Sharing Agreement.

                  b. "Closing Date" -- the Closing Date as defined in the Purchase Agreement.

                  c. "Purchase Agreement" -- the stock purchase agreement, dated as of May 16, 1997, pursuant to which Fremont Indemnity Company, a California corporation (the "Buyer"), will purchase from Talegen, and Talegen will sell to Buyer, all of the issued and outstanding capital stock of the Company.

                  d.    "Tax Agreement" -- the Tax Allocation and
Indemnification Agreement dated as of the date of the Purchase Agreement and made and entered into among XFS, Talegen, Company, and Buyer.

                  e.     "Taxes" -- Taxes as defined in the Tax Agreement.

                  f. "Xerox/C&F Tax Sharing Agreement" -- the Federal Income Tax Allocation Agreement by and between Xerox and C&F on behalf of C&F and its subsidiaries incorporated in the United States, effective January 11, 1983, and amended April 15, 1992.

            2. As of the Closing Date, the Company and each of the Company Subsidiaries hereby fully and completely release Xerox, XFS, and Talegen, and each of them, and Xerox, XFS, and Talegen hereby fully and completely release the Company and each of the Company Subsidiaries, from any and all obligations contained in or derived from either the Xerox/C&F Tax Sharing Agreement or the C&F Tax Sharing Agreement. There shall be no continuing obligations pursuant to the termination provisions of either the Xerox/C&F Tax Sharing Agreement or the C&F Tax Sharing Agreement.

            3. The Company and each of the Company Subsidiaries understands that neither Xerox, XFS, nor Talegen shall make any payments on or after the Closing Date to the Company or any of the Company Subsidiaries under either the Xerox/C&F Tax Sharing Agreement or the C&F Tax Sharing Agreement, and that payments, if any, to the Company and the Company Subsidiaries from Xerox, XFS, or Talegen on and after the Closing Date with respect to Taxes shall be made pursuant only to the Tax Agreement.

            4. Xerox, XFS, and Talegen understand that the Company and the Company Subsidiaries shall not make any payments on or after the Closing Date under either the Xerox/C&F Tax Sharing Agreement or the C&F Tax Sharing Agreement and that any payments to Xerox, XFS, or Talegen on and after the Closing Date with respect to Taxes shall be made pursuant only to the Tax Agreement.

            5. This Release shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets, or otherwise, to any of the parties hereto to the same extent as if such successor had been an original party to this Release.

            6. Except as provided in paragraph 5, above, this Release shall be neither assignable nor transferable by any party hereto, whether by operation of law or otherwise, without the prior consent of the other parties hereto.

            7. This Release shall be governed by and construed in accordance with the laws of the State of New York.

XEROX CORPORATION

By:__________________________

Title:_______________________


XEROX FINANCIAL SERVICES, INC.

By:__________________________

Title:_______________________


TALEGEN HOLDINGS, INC.

By:__________________________

Title:_______________________


INDUSTRIAL INDEMNITY HOLDINGS,  INC.

By:__________________________

Title:_______________________


INDUSTRIAL INDEMNITY KIHEI BAY SURF CORPORATION

By:__________________________

Title:_______________________



INDUSTRIAL INDEMNITY COMPANY OF IDAHO

By:__________________________

Title:_______________________


INDUSTRIAL INDEMNITY COMPANY

By:__________________________

Title:_______________________

INDUSTRIAL INDEMNITY COMPANY OF ALASKA

By:__________________________

Title:_______________________


INDUSTRIAL INDEMNITY COMPANY OF THE NORTHWEST

By:__________________________

Title:_______________________


INDUSTRIAL INSURANCE COMPANY

By:__________________________

Title:_______________________



255 CALIFORNIA CORPORATION

By:__________________________

Title:_______________________


EMPLOYERS FIRST INSURANCE COMPANY

By:__________________________

Title:_______________________

INDUSTRIAL INDEMNITY INSURANCE
SERVICES, INC.

By:__________________________

Title:_______________________